STOCK SALE AND ASSET TRANSFER AGREEMENT


                STOCK SALE AND ASSET TRANSFER AGREEMENT (the
       "Agreement"), dated as of July 14, 1993, by and between IMO Industries Inc., a Delaware corporation (the "Seller"), and NovaDigm Acquisition, Inc., a Delaware corporation (the "Purchaser").

                      W I T N E S S E T H :

                WHEREAS, as of the Closing Date, the Seller will be the sole record and beneficial owner of all of the issued and outstanding shares of common stock (the "Newco Shares"), of a newly formed and wholly-owned subsidiary of the Seller ("Newco"); and

                WHEREAS, the Seller, through its (i) Wiggins
       Connectors division is engaged in the business of manufacturing, selling and distributing high performance tube couplings, quick disconnect couplings and precision fuel components and systems and related products (the "Wiggins Business"); (ii) Aeroproducts division, is engaged in the business of manufacturing, selling and distributing specialty small compressors, dehydrators, hydraulic pumps, valves and systems for commercial and military aerospace application and related products (the "Aeroproducts Business");
       (iii) Adel Fasteners division, is engaged in the business of manufacturing, selling and distributing bone and cushion metal clamps, blocks, stamped metal parts and related products (the "Adel Business"); and
       (iv) Controlex division, is engaged in the business of manufacturing, selling and distributing precision aircraft mechanical remote control systems, including sliding and ball bearing controls, gear boxes and throttle quadrants, and related products (the "Controlex Business," collectively with the Wiggins Business, the Aeroproducts Business and the Adel Business, the "Businesses," and each individually referred to herein as a "Business"); and

                WHEREAS, on the Closing Date, the Seller will assign to Newco all of the assets and properties of the Seller employed exclusively in the Businesses and the Seller will assign and Newco will assume, certain of the obligations and liabilities of the Businesses, subject, in each case, to the exceptions, terms and conditions set forth herein (the "Asset Assignment"); and

                WHEREAS, immediately following the Asset
       Assignment, the Purchaser will purchase, and the Seller will sell, all of the Newco Shares; and

                WHEREAS, certain capitalized terms used
       herein are defined in Section 14.1 hereof;

                NOW, THEREFORE, in consideration of the
       premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, and upon the terms and subject to the conditions hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

                        Article I.

                    ASSETS TO BE ACQUIRED

1.1 Sale and Purchase of Newco Shares. Upon the terms and subject to the conditions hereinafter set forth, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of its right, title and interest in the Newco Shares.

1.2 Transfer and Assignment of Assets to Newco. Upon the terms and subject to the conditions hereinafter set forth, immediately prior to the Closing, the Seller shall assign, transfer, convey and deliver to Newco, and Newco shall acquire and accept from the Seller, all of the Seller's right, title and interest in and to the Businesses, including, without limitation, in and to all of the assets, properties, rights, contracts and claims, employed exclu sively in such Businesses (except as otherwise set forth in Section 1.3 hereof), wherever located, whether tangible or intangible, as the same shall exist as of the Closing (such rights, title and interest in and to all such assets, properties, rights, contracts and claims, being collectively referred to herein as, the "Assets"). The Assets shall include, without limitation, all of the Seller's rights, title and interest in and to the assets, properties, rights, contracts and claims described in the following paragraphs
(a) through (m) but in each case, only to the extent exclu sively used in, held for exclusive use in or exclusively related to the Businesses:

(a) all furnishings, furniture, office supplies, vehicles, spare parts, tools, dies, machinery, equipment, computers and other tangible personal property (collective ly, the "Equipment");

(b) all items of inventory, including, without limitation, raw materials, work-in-process, finished goods, supplies, spare parts and samples;

(c) all accounts receivable and all notes receivable (whether short-term or long-term) and all deposits, together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor, including recoverable deposits (collectively, the "Accounts Receivable");

(d) any of the Seller's right, title or interest in the Owned Real Property and the Leased Real Property set forth on Schedule 1.2(d) hereto (collectively, the "Real
Property"), including all buildings located thereon, any of the fixtures attached thereto and any Permits relating thereto;

(e) except as set forth in Section 1.3(d) hereof, Intellectual Property (including, but not limited to, copyrights and/or trade secrets relating to any Assets set forth in Section 1.2(f) hereof) and rights to sue for, and remedies against, past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of all jurisdictions throughout the world (collectively, the "Intangible Assets");

(f) all copies of marketing brochures and materials and other non-proprietary printed or written materials in any form or medium relating to the Sellers' ownership of or operation of the Businesses that the Seller is not required by law to retain (of which the Seller may retain duplicates), and duplicates of any such materials that the Seller is required by law to retain;

(g) all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with the operation of the Businesses or affecting the Equipment;

(h) all Permits listed on Schedule 4.20 hereto held by the Seller (to the extent permitted by applicable Law to be transferred);

(i) all Contracts including, without limitation, those listed on Schedule 4.9(a)(i) hereto;

(j) all deferred and prepaid charges, sums and fees reflected on the Statement of Working Capital as finally agreed to by the Purchaser and the Seller pursuant to
Section 2.3 hereof;

(k) all books, records, or other data relating to the Seller's ownership or operation of the Businesses;

(l) any claims or causes of action relating to the Assets and any counterclaims, set-offs or defenses the Seller may have with respect to any Assumed Liability; and

(m) all goodwill relating to the foregoing Assets and the Businesses.

1.3 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.2 hereof, the Seller and Newco expressly understand and agree that the Seller is not hereunder assigning, transferring, conveying or delivering to Newco the following assets, properties, rights, contracts and claims (collectively, the "Excluded Assets"):

(a) cash, bank accounts, certificates of deposits, treasury bills, treasury notes and marketable securities;

(b) employee or retiree compensation or benefit plans, policies, programs, agreements and arrangements and related plan assets other than the Union Pension Plans;

(c)    any policy of insurance;

(d) except to the extent set forth in Section 11.6 hereof, any of the Seller's right, title or interest in or to any trade name or trademark, incorporating "IMO," "IMO
Delaval," "Transamerica Delaval" or "Delaval" and all corporate logos incorporating "IMO," "IMO Delaval,"
"Transamerica Delaval" or "Delaval" and any and all goodwill represented thereby and pertaining thereto;

(e) all prepaid insurance premiums and prepaid taxes pertaining to the Businesses to the extent not reflected on the Statement of Working Capital as finally agreed to by the Purchaser and the Seller pursuant to Section 2.3 hereof and all prepaid charges, sums and fees pertaining exclusively to any of the Excluded Assets or the Excluded Liabilities;

(f) any books, records or other data relating to the Seller's ownership or operation of the Businesses not located on the premises of any Business and which are either part of the Seller's general corporate books and records or required by applicable Law to be retained by the Seller; provided, however, that copies of such books, records or other data relating to the Businesses shall be furnished to the Purchaser promptly upon reasonable written request;

(g)    except as otherwise set forth in the last sentence of
Section 11.1(b) hereof, any of Seller's right, title and interest under any Contracts (other than purchase orders entered into in the ordinary course of business) or Permits which, in either case, are not transferrable without consent (unless such consent has been obtained); and

(h) any claims for refunds or rebates of any previously paid taxes, levies or duties, including, without limitation, customs duties, to the extent not reflected on the Statement of Working Capital as finally agreed to by the Purchaser and the Seller pursuant to Section 2.3 hereof.

1.4    Assumed Liabilities.  Effective as of the Closing,
Newco shall assume and pay, perform and discharge all claims against, and liabilities and obligations of, the Seller with respect to:

(a)    the Contracts being transferred to Newco hereunder
(to the extent that such liabilities and obligations remain unsatisfied or are required to be performed on or after the Closing Date);

(b) Employees and employee benefits solely to the extent specifically set forth in Article VIII hereof;

(c) 1 any liability or obligation reflected on the Statement of Working Capital as finally agreed to by the Purchaser and the Seller pursuant to Section 2.3 hereof or set forth on Schedule 1.4 hereto;

a)   1  the first $500,000 of Environmental Liabilities;

(a) once the $500,000 threshold in subsection 1.4(d) has been met, 10% of all Environmental Liabilities thereafter; and

(b)    any liability or obligation associated with the Wiggins
Remediation not in excess of $150,000 (clauses (a) through (f) being collectively, the "Assumed Liabilities").

1.5 Excluded Liabilities. The Seller and Newco expressly understand and agree that Newco shall not assume, pay, perform or discharge or become liable for: (a) any Liabilities of the Seller, including, without limitation, those Liabilities relating to the operation of the Businesses prior to the Closing, of any kind or nature, whether known, unknown, contingent, absolute, determined, indeterminable or otherwise, except for the Assumed Liabilities or (b) except as set forth in Section 14.6 hereof, any liability or obligation for Taxes (whether presently in existence or arising hereafter) imposed on the Seller, Newco or the Assets as a result of the ownership or operation of the Assets or the Businesses or arising solely by reason of the inclusion of Newco in any consolidated, combined or unitary tax return of the Seller, prior to and including the Closing Date (collectively, the "Excluded Liabilities").

                              Article II.

                             PURCHASE PRICE

2.1 Purchase Price and Payment. The aggregate purchase price to be paid by the Purchaser to the Seller for the Newco Shares shall be $56,000,000 (the "Purchase Price"), allocated as provided in Section 2.4 hereof and subject to adjustment as provided in Sections 2.2 and 2.3 hereof. Payment of the Purchase Price shall be in U.S. dollars, and shall be made no later than 11:30 a.m. (New York City time) on the Closing Date by wire transfer of immediately available funds to the account or accounts designated by the Seller.

2.2 The Initial Working Capital. The Seller and the Purchaser hereby agree that the Working Capital as of December 31, 1992 (the "Initial Working Capital") shall equal $25,673,000 (calculated as shown on Schedule 2.2(a) hereto and which excludes all Excluded Assets and Excluded Liabilities). The "Preliminary Working Capital Adjustment" shall equal the Initial Working Capital minus the amount of the Working Capital reflected on the Statement of Working Capital (as defined below). As used herein, "Working Capital" shall be calculated in accordance with GAAP except as modified by Section 2.3(b) hereof and shall include, without limitation, the categories of working capital accounts set forth on Schedule 2.2(a) hereto. In the event an Excluded Asset or an Excluded Liability was included in the Initial Working Capital, such amount shall be subtracted from or added to the Initial Working Capital, as the case may be, in order to insure that Initial Working Capital excludes all Excluded Assets and Excluded Liabilities.

2.3 Statement of Working Capital. (a) As soon as practicable (but in no event later than 60 days) following the Closing Date, the Seller shall prepare and deliver to the Purchaser an audited statement of working capital for the Businesses as of the Closing Date (the "Statement of Working Capital"), which shall include a computation of the Preliminary Working Capital Adjustment together with a report thereon of Ernst & Young, independent accountants of the Seller ("Ernst & Young"), stating that the Statement of Working Capital fairly presents the Working Capital as of the Closing Date in accordance with GAAP except as modified pursuant to Section 2.3(b) hereof. The Seller shall be responsible for the entire cost of the preparation of the audited Statement of Working Capital.

(b) The Statement of Working Capital shall be prepared in accordance with GAAP and shall include, without limitation, the categories of working capital accounts set forth on Schedule
2.2(a) hereto, except as modified by the following:

(i) all Excluded Assets and Excluded Liabilities shall be excluded from the Statement of Working Capital;

(ii) (1) all Inventory shall be determined by a physical count of items valued at cost in a manner consistent with the preparation of the Initial Balance Sheet; provided, that any inventory recorded on the Initial Balance Sheet which has not been sold as of the Closing Date shall be recorded on the Statement of Working Capital at no greater amount than the amount that was recorded on the Initial Balance Sheet in respect of such inventory; provided, further, that the amount of inventory recorded on the Statement of Working Capital shall include the excess of (x) the amount recorded on the Initial Balance Sheet for obsolete inventory of the Adel Business which has been physically disposed of since December 31, 1992 over
(y) any proceeds received by the Seller in respect of such disposition and (2) there shall be no provision, allowance or reserve made with respect to excess or obsolete inventory;

(iii) Accounts Receivable shall be valued without consideration of any amount associated with allowance for doubtful accounts; and

(iv) there shall be no reserve, write-off or accrual of any of the following items:

(A)    prepaid severance expense;

(B) product warranties or claims for failure to comply with contractual commitments in respect of products manufactured;

(C)    state unemployment insurance;

(D)    employee vacations;

(E)    property taxes for the Adel Business;

(F)    pending workers' compensation or medical claims;

(G)    underfunded union pension obligations;

(H)    FAS 106 liability for Employees other than Inactive
Employees;

(I)    the Wiggins Remediation; and

(J) "other assets" relating to termination for convenience and other customer related claims, including, without limitation, the claims against International Management Systems and the claims related to the A-12 project.

(c) Following the Closing Date, the Purchaser shall afford the Seller and Ernst & Young access to all books and records relating to the Businesses and make available the assistance of any employees of the Purchaser related to the Businesses, in each case as is necessary to enable the Seller and Ernst & Young to prepare the Statement of Working Capital and to calculate the Preliminary Working Capital Adjustment.

(d) The Purchaser shall have a period of 30 days to review the Statement of Working Capital and the calculation of the Preliminary Working Capital Adjustment following delivery of the Statement of Working Capital by the Seller. During such period, the Seller shall afford the Purchaser and its accountants access to any of its books, records and work papers, and the Seller shall use its reasonable best efforts to make available the working papers of Ernst & Young prepared in connection with the audit of the Statement of Working Capital and the assistance of Ernst & Young, in each case as is necessary to enable the Purchaser to review the Statement of Working Capital and the calculation of the Preliminary Working Capital Adjustment. The Purchaser may dispute any amounts reflected in the Preliminary Working Capital Adjustment by giving notice in writing to the Seller specifying each of the disputed items and setting forth in reasonable detail the basis for such dispute; provided, however, that the Purchaser may only dispute the calculation of the Preliminary Working Capital Adjustment to the extent that the aggregate of all items in dispute would reduce the Preliminary Working Capital Adjustment by more than $75,000 and, provided, further, that the Purchaser may not dispute any of the items specified in Section 2.3(b) hereof. Failure by the Purchaser to dispute the amounts re flected in the Preliminary Working Capital Adjustment within 30 days of delivery of the Statement of Working Capital by the Seller shall be deemed an acquiescence therein by the Purchaser. If within 30 days after delivery by the Purchaser to the Seller of any notice of dispute, the Purchaser and the Seller are unable to resolve all of such disputed items, then any remaining items in dispute shall be submitted to Arthur Andersen & Co. (the "Arbitrator"). The Arbitrator shall determine the remaining disputed items and report to the Seller and the Purchaser upon such items. The Arbitrator's decision shall be final, conclusive and binding on all parties. The fees and disbursements of the Arbitrator shall be borne equally by the Purchaser and the Seller. The Preliminary Working Capital Adjustment for the Businesses if undisputed or deemed undisputed or as revised in accordance with the procedure outlined above shall be the "Final Working Capital Adjustment."

(e) If the amount of the Final Working Capital Adjustment is positive then the Purchase Price shall be decreased by such amount and the Seller shall promptly pay to the Purchaser an amount equal to the Final Working Capital Adjustment in cash, with interest from the Closing Date computed at the prime rate announced from time to time by Bankers Trust Company, as in effect from time to time.

(f) If the amount of the Final Working Capital Adjustment is negative then the Purchase Price shall be increased by such amount and the Purchaser shall promptly pay to the Seller an amount equal to the Final Working Capital Adjustment in cash, with interest from the Closing Date computed at the prime rate announced from time to time by Bankers Trust Company, as in effect from time to time.

2.4 Allocation of Purchase Price. The Purchaser and the Seller hereby agree that prior to the Closing Date the Purchaser shall prepare (a) an allocation of the Purchase Price to the Newco Shares and the Seller's agreement not to compete set forth in Section 11.5 hereof, and (b) a further allocation among the Assets of the consideration allocated to the Newco Shares (the "Asset Allocation"), and the Seller will be given an opportunity to review and consent to such allocations, which consent shall not be unreasonably withheld. Promptly following delivery of the Statement of Working Capital, the Purchaser may amend the Asset Allocation, subject to the consent of the Seller, which consent shall not be unreasonably withheld. The Purchaser and the Seller shall timely file Form 8954 pursuant to Section 1060 of the Code and the Temporary Treasury Regulations thereunder and shall reflect on such form allocations consistent with the Asset Allocation agreed to pursuant to this paragraph. Subject to the requirements of any applicable tax law, all tax returns and reports filed by the Purchaser, the Seller and Newco shall be prepared consistently with the allocations determined pursuant to this Section 2.4. In the event of any purchase price adjustment hereunder, the Purchaser and the Seller agree to adjust the Asset Allocation to reflect the purchase price adjustment and, in each case, to file consistently any tax returns and reports required as a result of such purchase price adjustment.

                             Article III

                              THE CLOSING

3.1 Closing Date. The Closing shall take place at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York at 10:00 A.M., on the fifth business day after the conditions set forth in Articles IX and X hereof have been satisfied or waived by the party entitled to do so, or at such other place and at such other time and date as may be mutually agreed upon by the Purchaser and the Seller. The date of the Closing is referred to in this Agreement as the "Closing Date."

3.2 Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by the Seller in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Purchaser and its counsel. All proceedings to be taken and all documents to be executed and delivered by the Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Seller and its counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken, executed and delivered simulta neously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

3.3 Deliveries by the Seller to the Purchaser. At the Closing, the Seller shall deliver, or shall cause to be delivered, to the Purchaser the following:

(a) a stock certificate or stock certificates evidencing the Newco Shares being sold by the Seller pursuant to the terms hereof, in each case endorsed in blank or with an executed blank stock power attached thereto and with all required stock transfer stamps attached thereto;

(b) resignations of each of the directors and officers of Newco as required by Section 9.10 hereof;

(c)    the original minute books and stock books of Newco;

(d) the certificates signed by a duly authorized officer of the Seller referred to in Section 9.1(c) hereof;

(e)    the opinions of counsel for the Seller referred to in
Section 9.4 hereof;

(f) an affidavit, in a form reasonably satisfactory to the Purchaser, of the Seller stating under penalties of perjury the Seller's United States taxpayer identification number and that the Seller is not a foreign person within the meaning of
Section 1445(b)(2) of the Code;

(g)    a receipt for the Purchase Price; and

(h) all other agreements, certificates, documents and instruments referred to in Article IX to be executed by the Seller on or prior to the Closing Date.

3.4 Deliveries by the Purchaser to the Seller. At the Closing, the Purchaser shall deliver to the Seller the following:

(a) immediately available funds in the amount of the Purchase Price, by wire transfer as provided in Section 2.1 hereof;

(b) the certificates referred to in Section 10.1(c) hereof signed by duly authorized officers of the Purchaser;

(c)    the opinion of counsel for the Purchaser referred to in
Section 10.3 hereof; and

(d) all other agreements, certificates, documents and instruments referred to in Article X to be executed by the Purchaser on or prior to the Closing Date.

3.5 Deliveries by the Seller to Newco and the Purchaser. At the Closing, the Seller shall deliver to Newco and the Purchaser the following:

(a) an executed assignment and assumption agreement, dated the Closing Date, in a form reasonably acceptable to the Purchaser and Newco, transferring to Newco all of the Assets and pursuant to which Newco assumes all of the Assumed
Liabilities;

(b) a patent and trademark assignment agreement, dated the Closing Date, in a form reasonably acceptable to the Purchaser and Newco;

(c) bargain and sale deeds (with covenants against grantor) in recordable form in each jurisdiction in which the Owned Real Property is located, in each case dated the Closing Date and substantially in the form attached hereto as Exhibit A; and

(d) assignment and assumption agreements of leases in recordable form in each jurisdiction in which Leased Real
Property is located, in each case dated the Closing Date and in a form reasonably acceptable to Purchaser and Newco.

3.6. Deliveries by Newco to the Seller. At the Closing, Newco shall deliver to the Seller executed copies of the assignment and assumption agreement, patent and trademark assignment agreement and assignment and assumption agreements of leases described in Sections 3.5(a),(b) and (d) hereof, in each case dated the Closing Date.

                        ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE SELLER

          The Seller hereby represents and warrants to the Purchaser as follows:

4.1 Organization and Good Standing. The Seller is and as of the Closing Date Newco will be corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite corporate power and authority to carry on their businesses as they are now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The Seller is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where the character of the property owned or leased by a Business or the nature of the activities of any Business make such qualification necessary. The Seller has and prior to the Closing Newco will have delivered to the Purchaser true and complete copies of their respective certificate of incorporation and by-laws as currently in effect in the case of the Seller and as will be in effect as of the Closing Date in the case of Newco.

4.2   Authorization of Agreement; No Conflicts. (a)  The
Seller has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated hereby or thereby (all such other agreements, documents, instruments and certificates required to be executed by the Seller being hereinafter referred to, collectively, as the "Seller Documents"), and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Seller of this Agreement and each of the Seller Documents has been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly executed and delivered by the Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general 1principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 4.2 hereto, none of the execution and delivery by the Seller of this Agreement and the Seller Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorpo ration or by-laws of the Seller, (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any Material Contract or Order relating to any of the Businesses to which the Seller is a party or by which it or any of the Assets is bound or subject, (iii) constitute a violation of any Law applicable to the Seller, or (iv) result in the creation of any Lien (other than any Lien in favor of the Purchaser or other than Liens created in connection with any financing obtained by the Purchaser with respect to the purchase of the Newco Shares) upon any of the Assets.

(b) As of the Closing Date, Newco will have full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Newco in connection with the consummation of the transactions contemplated hereby or thereby (all such other agreements, documents, instruments and certificates required to be executed by Newco being hereinafter referred to, collectively, as the "Newco Documents"), and to perform fully its obligations hereunder and thereunder. As of the Closing Date, the execution, delivery and performance by Newco of this Agreement and each of the Newco Documents will have been duly authorized by all necessary corporate action on the part of Newco. This Agreement and each of the Newco Documents will be at or prior to the Closing, duly executed and delivered by Newco, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) when so executed and delivered will constitute, legal, valid and binding obligations of Newco, enforceable against Newco in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganiza tion, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceabi lity, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the execution and delivery by Newco of this Agreement and the Newco Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by Newco with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Newco, (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any Contract or Order to which Newco is a party or by which it or any of its assets is bound or subject, (iii) constitute a violation of any Law applicable to Newco, or (iv) result in the creation of any Lien (other than any Lien in favor of the Purchaser or other than Liens created in connection with any financing obtained by the Purchaser with respect to the purchase of the Newco Shares) upon any of the Assets.

4.3 Capitalization of Newco; Ownership. (a) As of the Closing Date, the Newco Shares will constitute all of the issued and outstanding shares of the capital stock of Newco and all of the Newco Shares will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the Closing Date, the authorized capital stock of Newco will consist of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares will be outstanding. As of the Closing Date, there will be no outstanding options, warrants or other rights of any kind to acquire any shares of capital stock of Newco or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any shares of capital stock of Newco, nor is Newco committed to issue any such option, warrant, right or security. As of the Closing Date, there will be no restrictions on the transfer of the Newco Shares except as may be imposed by applicable securities laws of the relevant jurisdiction.

(b) As of the Closing Date, the Newco Shares will be owned of record and beneficially by the Seller and the Seller will have good and valid title to the Newco Shares, free and clear of any and all Liens.

4.4 Title to Assets Other than Real Property. (a) Except as set forth in Section 4.4(b) hereof, the Seller owns and has good and valid title to or, in the case of leased properties, a valid leasehold interest in, all of the Assets other than the Real Property, including all of such Assets reflected on the Initial Balance Sheet, except Assets disposed of in the ordinary course of business after December 31, 1992. The Seller holds title to each Asset other than Real Property free and clear of all Liens other than Permitted Exceptions.

(b) On the Closing Date, Newco will own and have good and valid title to all of the Assets other than the Real
Property, including all of the Assets reflected on the Initial Balance Sheet, except Assets disposed of in the ordinary course of business after December 31, 1992. On the Closing Date, Newco will hold title to each Asset other than Real Property free and clear of all Liens other then
Permitted Exceptions.

(c) The Assets and any other assets used by the Seller in connection with the Businesses pursuant to any Contract or Permit or otherwise are in all material respects adequate for the purposes for which such assets are currently used or contemplated to be used, and are in reasonably good repair and operating condition, subject to normal wear and tear. Except for Accounts Receivables, Intangible Assets, other general intangibles of the Businesses and other assets of the Businesses currently in transit either to or from any of the premises of the Businesses, the Assets are not located anywhere other than at the Real Property.

4.5     Title to Real Property.  (a)  Except as set forth in
Section 4.5(b) hereof, the Seller has (i) good and valid fee title to all the Owned Real Property and (ii) good and valid leasehold title to the Leased Real Property, in each case, free and clear of any Liens, except Permitted Exceptions. Complete and correct copies of each deed or lease, respectively, relating to the Real Property (the "Real Property Documents") have been furnished to the Purchaser.

(b) On the Closing Date, Newco will have (i) good and valid fee title to all the Real Property and (ii) good and valid leasehold title to the Leased Real Property, in each case, free and clear of any Liens, except Permitted
Exceptions.

(c) No damage or destruction has occurred with respect to any of the Real Property that would individually or in the aggregate materially impair the continued use or operation of the Real Property.

(d) The Seller has not received notice of any proceedings in eminent domain or otherwise pending or, to the Seller's knowledge, threatened affecting any portion of the Real
Property.  Except as disclosed in the Real Property
Documents, the Seller is not obligated under or is not a party to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any Owned Real Property.

(e) The Seller enjoys peaceful and undisturbed possession of all Leased Real Property. Each lease of Leased Real Property is in full force and effect. The Seller has not received notice of any default under any lease of Leased Real Property.

4.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Seller or Newco in connection with the execution and delivery by the Seller of this Agreement or the Seller Documents, the assignment of the Contracts (except that no representation is made with respect to purchase orders in the ordinary course of business) and other Assets to Newco on the Closing Date, the sale and purchase of the Newco Shares on the Closing Date or the compliance by the Seller with any of the provisions hereof or thereof, except (i) as set forth on Schedule 4.6 hereto and (ii) for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act").

4.7 Financial Statements. (a) The Initial Balance Sheet as of, and the statement of income of the Businesses for the year ended December 31, 1992, copies of which are attached hereto as Schedule 4.7(a) hereto (collectively, the "Finan cial Statements"), have been prepared in accordance with GAAP consistently applied throughout the periods indicated except as set forth in the notes thereto or in Schedule 4.7(b) hereto and present fairly the financial position and results of operations of the Businesses at the date and for the period indicated.

(b)     Except (i) as set forth on any schedule hereto,
(ii) to the extent specifically reserved against on the Initial Balance Sheet or the Statement of Working Capital as finally agreed to by Purchaser and the Seller pursuant to
Section 2.3 hereof or (iii) incurred in the ordinary course of business since the date of such Initial Balance Sheet or specifically described as to nature and amount on Schedule 4.7(b) hereto, the Seller has no liabilities or obligations of any nature, whether liquidated, unliquidated, absolute, contingent or otherwise which are or would be material to the business, operations or financial condition of the Businesses taken as a whole.

4.8 Absence of Certain Developments. Except as set forth on Schedule 4.8 hereto, since December 31, 1992 the Seller has operated the Businesses in the ordinary course consistent with past practice and there has not been:

(a) any material damage, destruction or other casualty loss or interruption in use, with respect to any material
Asset;

(b) any sale, transfer, lease or other disposition of any material assets or property of any of the Businesses (including the Assets), except for sales of inventory in the ordinary course of business, or any cancellation or compromise of any material debt or material claim of value related to the Businesses or the Assets, or any waiver or release of any right of material value related to the Businesses or the Assets;

(c) any incurrence, assumption or guarantee of any indebtedness for borrowed money with respect to the Businesses;

(d) any mortgage or pledge of or creation of any Lien on any of the Assets (other than Permitted Exceptions);

(e) any incurrence of liability or obligation or entry into any transaction, Contract or commitment other than in the ordinary course of business, in each case, relating to the Businesses or the Assets;

(f) transactions with Affiliates other than in the ordinary course of business and on terms no less favorable than could be obtained on an arms-length basis;

(g) any transfer or grant of any material rights under or entry into any material settlement regarding the breach or infringement of any Intellectual Property, or any modification of any material existing rights with respect thereto;

(h) any institution or settlement of or agreement to settle any material litigation, action or proceeding before any court or governmental body, in each case, relating to the Businesses or the Assets (other than monetary judgments or settlements which have been discharged by the Seller and which judgments and settlements are set forth on Schedule
4.8(h) hereto);

(i) any labor union organizing activity or material adverse change in the Seller's relations with its employees, agents, customers or suppliers, in each case, relating to the Businesses or the Assets;

(j) any increase in the compensation of any Employee, or any institution or adoption of or amendment to any compensation or benefit program, plan or arrangement, which would increase the payments, compensation or benefits thereunder, for Employees, in each case, other than in the ordinary course of business;

(k) any entry into any agreement or commitment (whether written or oral) to take any of the types of action described in subparagraphs (a) through (j) above; or

(l) any event, occurrence, development or state of circumstances or facts which has resulted or could be reasonably expected to result in a Material Adverse Effect.

4.9 Material Contracts. (a) Schedule 4.9(a)(i) hereto contains a true and correct list of each Contract (other than purchase orders in the ordinary course of business), with respect to the Assets or of the Businesses to which the Seller or any Business is a party and which involves (i) in the case of the Adel Business, the payment to or from the Adel Business of amounts in excess of $50,000, (ii) in the case of the Controlex Business, the payment to or from the Controlex Business of amounts in excess of $75,000, (iii) in the case of the Wiggins Business, the payment to or from the Wiggins Business of amounts in excess of $20,000, (iv) in the case of the Aeroproducts Business, the payment to or from the Aeroproducts Business of amounts in excess of $50,000 or (v) a term in excess of one year. The Purchaser has been provided with true and complete copies of each Contract listed on Schedule 4.9(a)(i) hereto. Except as disclosed in Schedule 4.9(a)(ii) hereto, each Contract is a valid and binding agreement of the Seller or a Business, and the Seller or a Business is not nor, to the knowledge of the Seller, is any other party thereto in default or breach in any material respect under the terms of any such Contract, nor has any event occurred which with the passage of time or the giving of notice would result in a default or breach under any Contract. Neither the Seller nor any other Person has issued or is a party to any bond, guarantee, letter of credit or similar undertaking or performance obligation with respect to the operation of the Businesses.

(b) Schedule 4.9(a)(i) also indicates which Contracts set forth thereon are Government Contracts.

(c) Except as set forth on Schedule 4.9(c) hereto and for routine investigations or audits in the ordinary course of business, the Seller is not participating in or the subject of any investigation by any Governmental Body relating to any Government Contract or any business practices of any Business that could lead to criminal or civil penalties.
The Seller has not received any notice that it (with respect to any Business) has been or is debarred or suspended by any Governmental Body from bidding for or obtaining any government contract or subcontract, and no such proceeding is pending, or to the knowledge of the Seller, threatened, which could result in the debarment or suspension of the Seller (with respect to any Business).

(d) As to any Government Contract subject to the U.S. Government Cost Accounting Standards or the Federal Truth in Negotiations Act, except as set forth on Schedule 4.9(d) hereto, the Seller has complied in all material respects with all requirements thereunder and there are presently no audits or investigations being conducted with respect to asserted violations of government cost accounting standards or cost principles.

(e) Except as set forth on Schedule 4.9(e) hereto, there have not been and are not projected to be any cost overruns in excess of $50,000 in respect of any Government
Contract. For purposes of this Section 4.9(e), a cost overrun in respect of a Government Contract shall occur if the aggregate actual costs (direct or indirect) incurred to date plus current estimated costs (direct or indirect) to complete a Government Contract exceeds expected revenues from such Government Contract.

4.10 Intangible Property. (a) The Intangible Assets set forth on Schedule 4.10(a) hereto constitute all of the patents, registered and material unregistered trademarks, trade names, service marks and copyrights, and all applications and registrations therefor relating to any of the foregoing, used in connection with, or necessary for the operation of, the Businesses, except for any name, mark, trade name or trade mark incorporating "IMO" or "IMO Delaval." To the Seller's knowledge, the Seller's use of the foregoing Intangible Assets does not conflict with, infringe upon, violate or interfere with any intellectual property rights of any other Person. Except as set forth on
Schedule 4.10(a)(i) hereto, the Seller shall transfer, or cause to be transferred to Newco at the Closing, and immediately after the Closing, Newco will own or have the right to use, all Intangible Assets set forth on Schedule 4.10(a) hereto, free from any Liens (other than Permitted Exceptions) and on the same terms and conditions as in effect prior to the Closing or as otherwise acceptable to the Purchaser.

(b)     To the knowledge of Seller, none of the Intangible
Assets is being infringed, except as set forth on Schedule
4.10(b) hereto.

(c) The Seller has licensed Intangible Assets to, or the use of Intangible Assets is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, other Persons (including, but not limited to, other divisions, subsidiaries and/or Affiliates of the Seller) only pursuant to the agreements or arrangements set forth on
Schedule 4.10(c) hereto. The Businesses (or the Seller on their behalf) have had Intellectual Property licensed to them, or have otherwise been permitted to use Intellectual Property, only pursuant to the agreements or arrangements set forth on Schedule 4.10(c) hereto. All of the agreements or arrangements set forth on Schedule 4.10(c) hereto:
(i) are in full force and effect and enforceable in accordance with their terms, and no default exists or is threatened thereunder by the Seller or any Business, or, to the knowledge of the Seller, by any other party thereto and
(ii) are free and clear of all Liens by the Seller or any Business, other than Permitted Exceptions. The Seller confirms that it has delivered to the Purchaser complete and correct copies of all licenses and arrangements set forth on
Schedule 4.10(c) hereto.

(d) No claim or demand of any Person has been made nor is there any proceeding that is pending or, to the knowledge of the Seller, threatened, which (i) challenges the rights of the Seller or the Businesses in respect of any Intangible Property or (ii) asserts that the Businesses are infringing or otherwise in conflict with, or are, except as set forth on Schedule 4.10(d), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property. None of the Intangible Assets is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last year, whether or not resolved in favor of the Seller or any of the Businesses.

4.11 Taxes. (a) None of the Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.
None of the Assets is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue
Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

(b)     Seller is not a foreign person within the meaning of
Section 1445(b)(2) of the Code.

4.12 Employees and Employee Benefits. (a) Except as set forth on Schedule 4.12(a) hereto, (i) the Seller is not a party to or bound by any collective bargaining agreement applicable to the Employees; (ii) none of the Employees is represented by any labor organization and there are, to the knowledge of the Seller, no attempts to organize any Employees; (iii) there is no labor strike, work stoppage or slowdown pending or, to the knowledge of the Seller, threatened and no pending lockout by the Seller; (iv) to the knowledge of the Seller, there is no material grievance currently pending or threatened by any CB Employee against the Seller; and (v) to the knowledge of the Seller, the Seller is and during the term of its current collective bargaining agreements has been, in compliance with all of its obligations under such collective bargaining agreements, except where any noncompliance could not reasonably result in a material liability.

(b) Schedule 4.12(b) hereto contains a true and complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA of the Seller and each employment, severance, termination, compensation, or deferred compensation, bonus, incentive, retention, change in control, stock option, stock appreciation, stock purchase, phantom stock, fringe benefit plan, program, arrangement, agreement or policy that provides benefits or compensation in respect of any Employee or Former Employee (including beneficiaries and dependents of such persons) or under which any Employee, Former Employee, beneficiary or dependent is entitled to participate (the "Employee Benefit Plans"). No Employee Benefit Plan is a "multiemployer plan" or a "multiple employer plan" within the meaning of Section 4001(a)(3) or 4064 of ERISA, respectively. With respect to any Employee Benefit Plan covering CB Employees (a "Union Plan"), the Seller has provided the Purchaser true and complete copies of all written plan documents and amendments thereto; a written description of all material unwritten Union Plans; all trust agreements or agreements reflecting other funding arrangements; the most recent actuarial and trust reports; the most recent Form 5500 filed and all schedules thereto; the most recent determination letter issued; current summary plan descriptions; and all material communications received from or sent to the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor.

          Each Union Plan intended to be qualified under
Section 401(a) of the Code so qualifies and the trust (if any) forming a part thereof is exempt from taxation pursuant to section 501(a) of the Code. Each of the Union Plans and each related funding arrangement, if any, has been operated and administered in accordance with all applicable laws, including but not limited to ERISA and the Code, and all reports required to have been filed under Title I of ERISA have been timely filed, except where any such noncompliance could not result in a material liability to the Business or the Purchaser. There are no pending or, to the knowledge of the Seller, threatened claims by or on behalf of any of the Union Plans, by any Employee or otherwise involving any such Union Plan or the assets thereof (other than routine claims for benefits) that could result in a material liability to any Business, Newco or the Purchaser. All contributions required to have been made by the Seller to any Union Plan under the terms of any such plan or pursuant to any applicable collective bargaining agreement or applicable law (including, without limitation, ERISA and the Code) have been made within the time prescribed by any such plan, agreement or Law and no Union Plan has incurred an "accumulated funding deficiency," within the meaning of ERISA or the Code, whether or not waived.

          Except as set forth on Schedule 4.12(b) hereto, as of the date of the most recent actuarial report prepared for each Union Plan subject to Title IV of ERISA, the "accrued liability" (within the meaning of section 412 of the Code) under each Union Plan did not exceed the fair market value of the assets of each such Union Plan and no event or condition has occurred or exists since such date that could result in a material increase in the unfunded accrued liability under any such Union Plan.

(c) No event or condition has occurred or exists or is reasonably expected to occur or exist with respect to any Employee Benefit Plan (other than a Union Plan) that would materially adversely affect the benefits accrued or owing or the amount payable to or in respect of any Employee or any dependent or beneficiary of any Employee.

4.13 Litigation. Except as set forth on Schedule 4.13 hereto, there is no Legal Proceeding pending or, to the knowledge of the Seller, threatened (i) against the Seller in connection with the operation of any of the Businesses which is not covered by insurance and if determined adversely would have a Material Adverse Effect or result in damages in excess of $500,000, with respect to any Legal
Proceeding, or $1,000,000, with respect to all such Legal
Proceedings in the aggregate; (ii) that seeks to enjoin or obtain damages in respect of the consummation of the trans actions contemplated by this Agreement; or (iii) that questions the validity of this Agreement, any of the Seller
Documents or any action taken or to be taken by the Seller in connection with the consummation of the transactions contemplated hereby or thereby. There are no material
Orders issued by any Governmental Body against any of the Assets or in any way affecting any Business.

4.14    Compliance with Law.  Except as set forth on Schedule
4.14 or 4.18 hereto or on another Schedule hereto, the Businesses are currently operating in compliance in all material respects with all applicable Laws and Orders.
Except as set forth on Schedule 4.14 hereto, the Seller has neither received, nor knows of the issuance of, any notice of any such violation or alleged violation.

4.15 Receivables. All of the accounts receivable reflected on the Initial Balance Sheet and to be reflected on the Statement of Working Capital have arisen or will arise, as the case may be, from bona fide transactions in the ordinary course of business consistent with past practice.

4.16 Inventory. All finished goods and components contained in the inventory of the Businesses reflected on the Initial Balance Sheet and to be reflected on the Statement of Working Capital are, or will be, as the case may be, (i) of a quality saleable in the ordinary course of any Business at prevailing market conditions and (ii) of such quality as to meet in all material respects the Businesses' quality control standards.

4.17 Assets Necessary to Conduct the Businesses. Except as set forth on Schedule 4.17 hereto, the Assets comprise all of the assets necessary for the Purchaser to operate the Businesses as presently being conducted. Schedule 4.17 hereto lists (a) all assets or services currently being provided to the Businesses by the Seller or any division (other than the divisions comprising the Businesses) or any Affiliate thereof and (b) all arrangements (whether written or oral) which exist between any of the Businesses and the Seller or any division (other than the divisions comprising the Businesses) or any Affiliate thereof which, in each case, will not be transferred to Newco as an Asset.

4.18    Environmental Matters.  (a)  Except as set forth on
Schedule 4.18 hereto, to the knowledge of the Seller, it has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to the Assets, including but not limited to the Real Property and the use, ownership or transferability thereof, and to the operation of the Businesses as presently conducted. Except as set forth on Schedule 4.18 hereto, to the knowledge of the Seller, no violation by the Seller is being alleged of any applicable Environmental Law relating to the operation of the Businesses or the use, ownership or transferability of the Assets, including but not limited to the Real Property;

(b) Except as set forth on Schedule 4.18 hereto, (i) to the knowledge of the Seller, it has not caused and has not taken any action that would result in, and it is not subject to, any material liability under any applicable Environmental Law relating to (x) the environmental conditions on, under or about the Real Property or other properties or assets owned, leased or used by the Seller in connection with the Businesses at the present time or in the past, including without limitation, the soil and groundwater conditions at such properties, or (y) the past or present use, management, handling, transport, treatment, generation, storage or Release for which the Purchaser or Newco could be liable of any Hazardous Materials, and (ii) the Seller has provided the Purchaser all written information, which the Purchaser has requested be provided, in its possession, including, without limitation, all studies, analyses and test results, in its possession, custody or control relating to (x) the environmental conditions on, under or about the Real Property and (y) Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by the Seller in connection with the Businesses at any time or by the Seller or any other person on any of the Real Property, or otherwise in connection with the use or operation of the Assets or the Businesses.

4.19 Brokers. Other than Morgan Stanley & Co. Incorporated ("Morgan Stanley"), no person has acted directly or indirectly as a broker, finder or financial advisor for the Seller in connection with the negotiations relating to or the transactions contemplated by this Agree ment and no Person other than Morgan Stanley is entitled to any fee, commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Seller. The Seller acknowledges that it is responsible for the payment of the fees of Morgan Stanley in connection with the transactions contemplated by this Agreement.

4.20 Permits. The Seller has obtained all material Permits from all Persons, including Governmental Bodies, that are needed for the ownership of the Assets and the conduct or operation of the Businesses and the Real Property (including, without limitation, all Permits required by any Environmental Law, all health and safety Permits and all certificates of occupancy). All such Permits are listed on
Schedule 4.20 hereto. Except as set forth on Schedule 4.20 hereto, all such Permits are in full force and effect; no material violations have occurred, are continuing to occur or have been recorded in respect of any such Permit; no claim is pending or, to the knowledge of the Seller, threatened, to revoke or limit any such Permit; the Seller is in compliance with the terms and conditions of all such Permits in all material respects; and except as set forth on
Schedule 4.20 hereto and subject to applicable Law which may dictate the transferability of any Permit listed on Schedule
4.20 hereto, all of the Permits will be freely transferable to Newco on the Closing Date, without the consent, authorization or approval of any Person, and no additional consent, authorization or approval of any Person will be required with respect to any Permit to transfer the Newco Shares to the Purchaser.

4.21 Insurance Coverage. All of the insurance covering the Businesses and the Assets has been obtained by the Seller and there are no insurance policies relating exclusively to the Businesses.

4.22 Customers. The Seller has not received any notice that any of the ten largest customers of each of the Businesses for the year ended December 31, 1992 has either ceased or materially reduced since December 31, 1992, or plans to cease or materially reduce, its purchase of products of the Businesses.

4.23 Bank and Brokerage Accounts. Schedule 4.23 hereto lists the name and address of each bank or trust company where the Seller has an account or safe deposit box or brokerage account maintained by the Seller, in each case with respect to any of the Businesses, and the name of each person authorized to draw thereon or have access thereto.

4.24 Operations of Newco. Immediately prior to the transfer of the Assets to, and the assumption of the Assumed Liabilities by, Newco, Newco will have no assets or liabilities of any kind whatsoever and will not have conducted any business operations of any kind whatsoever, other than the activities associated with its incorporation, its authorization of this Agreement and the Newco Agreements and its consummation of transactions contemplated hereby and thereby.

4.25 Disclosure. Neither this Agreement or any Seller Document, nor any other document or certificate furnished at or prior to the Closing to the Purchaser by or on behalf of the Seller in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.


                        Article V.

        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser hereby represents and warrants to the Seller that:

5.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

5.2 Authorization of Agreement; No Conflicts. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, docu ment, instrument or certificate contemplated by this Agree ment or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby or thereby (all such other agreements, documents, instruments and certificates required to be executed by the Purchaser being hereinafter referred to, collectively, as the "Purchaser Documents") and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document has been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been, and the Purchaser Documents will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the execution and delivery by the Purchaser of this Agreement and the Purchaser Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof, will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any Contract or Order to which the Purchaser is a party or by which it or any of its properties or assets is bound or subject, or (iii) constitute a violation of any Law applicable to the Purchaser.

5.3     Consents.   No consent, waiver, approval, Order,
Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is re quired on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof, except for compliance with the HSR Act.

5.4 Litigation. There is no Legal Proceeding pending or, to the knowledge of the Purchaser, threatened, that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, the Purchaser Documents or any action taken or to be taken by the Purchaser in connection with the consummation of the transactions contemplated hereby or thereby.

5.5 Brokers. Except as set forth on Schedule 5.5 hereto, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understand ings made by or on behalf of the Purchaser.

5.6 Investment Intention. The Purchaser is acquiring the Newco Shares for investment purposes only and not with a present view for the public resale or the public distribution thereof. The Purchaser acknowledges that the Newco Shares have not been registered under the Securities Act of 1933, as amended and cannot be resold unless subsequently registered under such act (unless an exemption from such registration is available).

                      Article VI

                  COVENANTS OF THE SELLER

          From and after the date hereof and until the Closing, the Seller hereby covenants and agrees with the Purchaser that:

6.1 Cooperation. The Seller shall use its best efforts to take, or cause to be taken, all actions necessary or advisable in order for it to fulfill its obligations hereunder and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

6.2 Access to Documents; Opportunity to Ask Questions. The Seller shall provide the Purchaser with such information as the Purchaser from time to time reasonably may request with respect to the Businesses, and shall permit the Purchaser and any of the directors, officers, employees, counsel, representatives, accountants and auditors (collec tively, the "Purchaser Representatives") reasonable access (including the right to make copies), during normal business hours and upon reasonable prior notice, to the properties, corporate records, books of accounts and employees of each of the Businesses, as the Purchaser from time to time reasonably may request; provided, however, that the Seller shall not be obligated to provide the Purchaser with any information the provision of which may be prohibited by Law. Without limiting the foregoing, the Seller shall provide the Purchaser reasonable access to the Seller's insurance manager for the purposes of reviewing the Seller's current insurance policies relating to the Businesses and determining the insurance needs of the Businesses from and after the Closing. The Seller shall promptly (i) provide the Purchaser with copies of all notices or other written communications received from or sent to the Pension Benefit Guaranty Corporation and (ii) inform the Purchaser of the substance of any other material communications between the Seller and the Pension Benefit Guaranty Corporation, in each case, relating to the possible termination of any underfunded employee benefit plan subject to Title IV of ERISA. No disclosure by the Seller whatsoever during any investigation by the Purchaser shall constitute an enlargement of or additional warranty or representation of the Seller beyond those expressly set forth in this Agreement. All information and access obtained by the Purchaser in connection with the transactions contemplated by this Agreement shall be subject to the terms and conditions of the letter agreement relating to confidentiality, dated as of January 21, 1993, between the Seller and the Purchaser (the "Confidentiality Agreement").

6.3 Conduct of the Businesses. (a) Except as otherwise may be contemplated by this Agreement, or as the Purchaser otherwise may consent to in writing (which consent shall not be unreasonably withheld), the Seller shall cause each Business to be operated in the ordinary course consistent with past practice and use reasonable efforts consistent with past practice to (i) preserve the present business operations, organization and goodwill of each Business,
(ii) keep available the services of the present employees of each Business, (iii) preserve the present relationships with persons having business dealing(s) with each Business,
(iv) maintain all of the assets and properties of each Business in their current condition, normal wear and tear excepted, and (v) maintain insurance in such amounts and of such kinds as is comparable to that in effect on the date hereof (with insurers of substantially the same or better financial condition).

(b) Except as otherwise may be contemplated by this Agreement or as the Purchaser otherwise may consent to in writing (which consent shall not be unreasonably withheld), the Seller shall not do any of the following:

(i)(A) increase the rate of compensation payable or to become payable to any of the employees or agents of any of the Businesses other than in the ordinary course of business,
(B) amend in any material respect any bonus, stock option, stock purchase, profit-sharing, deferred compensation, pension, retirement or other similar plan or arrangement to or in respect of any such employee or agent, other than in the ordinary course of business and as may be required to maintain compliance with ERISA and/or the Code or (C) enter into any new, or amend in any material respect any existing, employment, severance or consulting agreement (to increase the payments, compensation or benefits thereunder), sales agency, or other Contract with respect to the performance of personal services for the Business, other than in the ordinary course of business and as may be required to maintain compliance with ERISA and/or the Code;

(ii) (A) incur or become subject to, or agree to incur or become subject to, any material obligation or liability (contingent or otherwise) relating to any of the Businesses, except (x) normal trade or business obligations (including Contracts) incurred in the ordinary course of business and consistent with past practice and (y) obligations under Contracts listed on any Schedule to this Agreement,
(B) sell, assign, transfer, convey, lease or otherwise dispose of any of the Assets, other than inventory of the Businesses, in the ordinary course of business, (C) cancel or compromise any material debt or claim or waive or release any material right relating to any of the Businesses or the Assets, except for adjustments or settlements made in the ordinary course of business consistent with past practice,
(D) acquire any material assets relating to any of the Businesses other than in the ordinary course of business or
(E) cause any of the representations and warranties in
Article IV to become materially untrue; or

(iii) agree, whether or not in writing, to do any of the foregoing.

6.4 Consents and Conditions; Assignment of Assets. The Seller shall use its best efforts to obtain all approvals, consents or waivers from Persons necessary to assign to Newco the Assets and to transfer to the Purchaser all of the Seller's interest in the Newco Shares or any claim, right or benefit arising thereunder or resulting therefrom (each, an "Interest") as soon as practicable; provided, however, that in no event shall the Seller be obligated to pay any consideration therefor to the third party from whom such approval, consent or waiver is requested or release any material right, benefit or claim in order to obtain such approval, consent or waiver.

6.5 HSR Act Filings. As promptly as practicable after the execution of this Agreement, the Seller shall file any reports or notifications that may be required to be filed under the HSR Act and shall cooperate with the Purchaser in connection with such filings or responses to requests for additional information.

6.6 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, the Seller shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than the Purchaser and its representatives concerning any sale of the Assets, the Newco Shares or the Businesses, or any part thereof; provided, however, that the Seller may consider another acquisition proposal (including by way of furnishing any information concerning all or a portion of the Businesses or the Assets, if the failure to do so would cause the Seller, its officers or directors to breach their fiduciary duties under applicable Law. As used in this Section 6.6, the phrase "acquisition proposal" means a proposal for the acquisition of all or a portion of the Businesses or the Assets. The Seller will promptly communicate to the Purchaser the terms of any acquisition proposal or inquiry that it may receive in respect of any such transaction or of any such negotiations or discussions being sought to be initiated with the Seller and, if known, the identity of the third party initiating any such proposal, inquiry, discussion or negotiation. Promptly upon the execution of this Agreement, the Seller shall cause each Person to whom confidential information was sent in connection with the sale of the Businesses to either destroy such information or return it to the Seller.

6.7 Notices of Certain Events. The Seller shall promptly notify the Purchaser of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

(c) any event or condition, which if it existed on the date of this Agreement, would result in any of the representations and warranties of the Seller contained herein being untrue in any material respect.

6.8 Novation Agreements. The Seller shall use its reasonable best efforts to satisfy all conditions to obtaining the novation agreements with respect to Government Contracts, other than the Closing under this Agreement and the delivery to the United States Government of any document set forth in 42.1204(c) of the Federal Acquisition Regulations that cannot be delivered prior to Closing.

6.9 Filing of Tax Returns. To the extent required by applicable Law, the Seller shall include Newco in all consolidated, combined or unitary Tax returns of the Seller for tax periods of Newco ending on or prior to the Closing
Date.

6.10 Qualification of Newco. The Seller shall use its reasonable best efforts to cooperate with the Purchaser to cause, as of the Closing Date, Newco to be duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where the character of the property owned or leased by a Business or the nature of the activities of any Business make such qualification necessary.

6.11 Release of Certain Liens. The Seller shall file, or cause to be filed, Form UCC-3 termination statements and obtain, or cause to be obtained, any other releases, consents, waivers or similar documents necessary to release any Liens on the Newco Shares or the Assets in favor of Bankers Trust Company, as collateral agent, relating to certain indebtedness of the Seller.

6.12 Special Intellectual Property Actions. (a) The Seller prior to Closing shall file with the United States Patent and Trademark Office all necessary documents to effect the change of the record name of ownership of the patents and registered trademarks set forth on Schedule 6.12(a) hereto to "IMO Industries Inc." The Seller prior to Closing shall provide the Purchaser with copies of all documentation evidencing the foregoing changes.

(b) The Seller shall use its reasonable best efforts to have Roush Bakery Products Co., Inc. instruct the United
States Patent and Trademark Office to remove the security lien in favor of The Toronto-Dominion Bank Trust Company
(Reel: 0650; Frame: 0447) inadvertently registered on the Wiggins Business' U.S. registered trademark, registration number 0608567 ("INST-O-MATIC").

                 Article VII

       COVENANTS OF THE PURCHASER

          From and after the date hereof, and until the Closing Date, the Purchaser hereby covenants and agrees with the Seller that:

7.1 Cooperation. The Purchaser shall use its best efforts to take, or cause to be taken, all actions necessary or advisable in order for it to fulfill its obligations hereunder and to cause the consummation of the transactions contemplated hereby in accordance with the terms and condi tions hereof.

7.2 Confidentiality. The Purchaser shall comply with the terms of the Confidentiality Agreement.

7.3 Consents and Conditions. The Purchaser shall use its best efforts to obtain all approvals, consents or waivers from Persons necessary to assign to the Purchaser all of the Seller's interest in the Newco Shares or any claim, right or benefit arising thereunder or resulting therefrom as soon as practicable; provided, however, that in no event shall the Purchaser be obligated to pay any consideration therefor to the third party from whom such approval, consent or waiver is requested or release any material right, benefit or claim in order to obtain such approval, consent or waiver.

7.4    HSR Act Filings; Compliance with Antitrust and
Competition Laws. As promptly as practicable after the execution of this Agreement, the Purchaser shall file all reports and notifications that may be required to be filed under the HSR Act and shall cooperate with the Seller in connection with such filings or responses to requests for additional information. The Purchaser shall use reasonable commercial efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice, the Federal Trade Commission, state antitrust enforcement authorities or competition authorities of any other jurisdiction may assert under the antitrust or competition laws with respect to the transaction contemplated hereby.

7.5 Financing. The Purchaser will use its reasonable best efforts to obtain financing necessary to consummate the transactions contemplated by this Agreement and to provide an adequate working capital facility for the Purchaser and Newco after the Closing. The Purchaser shall periodically brief the Seller on the status of the negotiations to obtain such financing and will promptly remit copies of any commitment letters the Purchaser obtains in respect of such financing.

7.6 Novation Agreements. The Purchaser shall use its reasonable best efforts to satisfy all conditions to obtaining the novation agreements with respect to Government Contracts, other than the Closing under this Agreement and the delivery to the United States Government of any document set forth in 42.1204(c) of the Federal Acquisition Regulations that cannot be delivered prior to Closing.

7.7 Qualification of Newco. The Purchaser shall use its reasonable best efforts to cooperate with the Seller to cause, as of the Closing Date, Newco to be duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where the character of the property owned or leased by a Business of the nature of the activities of any Business make such qualification necessary.

                       Article VIII

    COVENANTS RELATING TO EMPLOYMENT AND EMPLOYEE MATTERS

8.1 Continuation of Employment. As of the Closing and in connection with the Asset Assignment, the Seller shall cause the employment of the Employees to be transferred to Newco and the Purchaser shall cause Newco to continue the employment of each CB Employee under the terms and condi tions provided in the collective bargaining agreement applicable to such CB Employee's employment with the Seller, and crediting each CB Employee with the service recognized by the Seller for all purposes under the applicable collective bargaining agreement. As of the Closing Date, the Purchaser shall cause Newco to continue the employment of each Non-CB Employee in the same position and location and, in each case, at a rate of pay substantially equal to such Non-CB Employee's rate of pay in effect and with such benefits as shall be substantially comparable to the Non-CB Employee's benefits in effect, on the business day immedi ately preceding the Closing Date. From and after the Closing, the Seller shall be solely responsible for all liabilities, obligations, costs and expenses in respect of Inactive Non CB Employees; provided, however, that upon the expiration of any such Inactive Non-CB Employee's authorized leave status, Purchaser shall cause Newco to offer to employ such Inactive Non CB Employee and, in the event such Inactive Non CB Employee does not accept such offer, Newco shall be responsible for all liabilities and obligations in connection with the termination of such Non CB Employee's employment with the Seller; provided, further, that Newco shall not be required to offer employment, or bear any responsibility or obligation, to any Inactive Non-CB Employee whose authorized leave status does not expire prior to the second anniversary of the Closing Date. From and after the Closing, Seller shall be solely responsible for all liabilities, costs and expenses in respect of Inactive CB Employees; provided, however, that the Purchaser shall cause Newco to offer to employ or recall each such Inactive CB Employee in accordance with any applicable collective bargaining agreement and, upon the expiration of any such Inactive CB Employee's disability, sick leave or authorized leave status or, in the case of any Inactive CB Employee on layoff, on the date any such Inactive CB Employee is required to be recalled pursuant to the applicable collective bargaining agreement, the Purchaser shall also become solely responsible for any other liabilities, obligations, costs and expenses to such Inactive CB Employee arising under any applicable collective bargaining agreement.

          The Purchaser shall cause Newco to provide medical and hospitalization benefits to Non-CB Employees that do not exclude coverage for preexisting conditions and that do not provide for a waiting period for eligibility.

          From and after the Closing Date, Newco shall be solely responsible for all liabilities, obligations, costs and expenses in respect of salaries, wages, disability pay, bonus, retention or incentive compensation, deferred compensation or other payroll or compensation items (the "Compensation Items") accrued in respect of, or relating to services performed by, any Employee whether on, after or prior to the Closing Date but only to the extent the liability therefor is adequately reflected on the Statement of Working Capital as finally agreed to by the Purchaser and the Seller pursuant to Section 2.3 hereof, or, with respect to vacation entitlement and sick pay, whether or not such liability is so reflected. From and after the Closing Date, the Seller shall be solely responsible for all liabilities, obligations, costs and expenses in respect of (i) the Seller's special divestiture incentive program and (ii) the Compensation Items (other than Union Pension Plans and, with respect to the Employees, vacation and sick pay) in respect of (A) the Employees to the extent the accruals therefor on the Statement of Working Capital as finally agreed to by the Purchaser and the Seller pursuant to Section 2.3 hereof are not adequate and (B) the Former Employees.

8.2 Collective Bargaining and Other Agreements. Effective as of the Closing, Newco shall assume and the Purchaser shall cause Newco to honor all of the rights and obligations of the Seller under all collective bargaining agreements and change of control agreements applicable to the Employees which are disclosed on Schedule 4.12(b) hereto and are in effect on the business day immediately preceding the Closing Date.

8.3 Salaried Pension Plans. Effective as of the Closing, the Seller will cause the Non-CB Employees to be fully vested in the benefits accrued under any Employee Benefit Plan that is a defined benefit plan and will eliminate any further accruals of service, compensation or benefits under such plan for such Non-CB Employees.

8.4 Welfare Plans. From and after the Closing Date, the Seller shall be solely responsible for all liabilities, obligations, costs and expenses in respect of claims incurred on or before the Closing Date whether such claims are made before, on, or after the Closing Date, in respect of any Employee or his or her beneficiary or dependent under any Employee Benefit Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA (a "Welfare Plan").

          From and after the Closing Date, the Seller shall be solely responsible for all liabilities, obligations, costs and expenses relating to or arising in connection with coverage in respect of any Former Employee or his or her beneficiaries or dependents under any Welfare Plan, including, without limitation, all liabilities, obligations, costs and expenses in respect of claims for welfare benefits or expense reimbursements of any Former Employee or his or her beneficiaries or dependents, regardless of when any such claims are incurred; provided, however, that with respect to any Inactive Employee hired by Newco pursuant to Section 8.1 hereof, Newco shall be responsible for providing such Employee coverage under Newco's welfare benefit plans in accordance with the terms thereof from and after any such Employee's date of hire by Newco.


8.5 Union Plans. Effective as of the Closing, Newco shall assume and the Purchaser shall cause Newco to continue the sponsorship of each Union Plan including the assets and liabilities thereof. Notwithstanding the foregoing, from and after the Closing Date, the Seller shall remain solely responsible for all liabilities, obligations, costs and expenses relating to or arising in connection with the audit by the Internal Revenue Service of the Pension Plan for Hourly Employees for IMO Industries Inc., Wiggins Connectors Division commenced during 1993 (other than liabilities, obligations, costs and expenses relating to the underfunding of such plan as set forth on Schedule 4.12(b) hereto); provided, however, that the Seller shall maintain absolute control with respect to the litigation or settlement of any claim arising in connection with such audit and the Purchaser shall, and shall cause Newco to, cooperate with the Seller in the prosecution or settlement of any such claim, including, without limitation, the execution of any power of attorney or other documentation in connection therewith.

8.6 Credited Service. For purposes of eligibility and vesting under all benefit plans, benefit arrangements and compensation policies and practices of Newco from and after the Closing Date, the Purchaser shall cause Newco to credit the Non-CB Employees with all previous service recognized by the Seller for such Employees under the Employee Benefit Plans on the business day immediately preceding the Closing Date.

8.7 Workers' Compensation. From and after the Closing Date, the Seller shall be solely responsible for all liabilities, obligations, costs and expenses in respect of claims made before, on or after the Closing Date for workers' compensation benefits arising in connection with any occupational injury occurring on or prior to the Closing Date or disease existing solely on or prior to the Closing Date. From and after the Closing Date, the Purchaser and Newco shall be solely responsible for all liabilities, obligations, costs, and expenses in respect of claims by any Employee for workers' compensation benefits arising in connection with any occupational injury occurring after the Closing Date or disease existing solely after the Closing Date. With respect to claims for workers' compensation benefits arising in connection with any occupational disease occurring or existing prior to and after the Closing Date, the Seller, on the one hand, and the Purchaser and Newco, jointly, on the other hand, shall share pro rata all liabilities, obligations, costs and expenses in respect of (and shall cooperate in the processing and determination of) each such claim. The Seller's pro rata share shall equal the quotient, expressed as a percentage, of (x) the number of years and partial years in the Determination Period (as defined below) that precede the Closing Date, divided by (y) the aggregate number of years and partial years of service in any of the Businesses during which the applicable disease developed or the exposure resulting in the applicable disease existed (the "Determination Period"). The Purchaser's and Newco's joint pro rata share shall equal the difference, expressed as a percentage, of (w) 100 and
(y) the Seller's pro rata share determined in accordance with the preceding sentence.

8.8 Termination Obligations. (a) From and after the Closing Date, the Purchaser and Newco, jointly, on one hand, and the Seller, on the other hand, shall share equally all liabilities, obligations, costs and expenses in respect of any claims for severance or termination benefits which arise as a result of or in connection with any constructive termination of employment of any Employee from the Seller or Newco on the Closing Date or otherwise in connection with the Asset Assignment, except that (i) the Seller shall be solely responsible for all such liabilities, obligations, costs and expenses in the event that, prior to the Closing Date, the Seller does not amend its severance plans, policies, programs and arrangements to provide that benefits are not payable in connection with the sale of a division, or (ii) notwithstanding the adoption by the Seller of amendments to its severance plans, policies, programs and arrangements in accordance with the foregoing clause (i), any such amendment is not recognized or given complete effect in any litigation or settlement of any such claim.

(b) From and after the Closing Date, the Purchaser shall cause Newco to maintain for a period of no less than one year, severance policies and programs for the benefit of the Non-CB Employees which provide severance benefits equal to one week's pay times years of employment in a Business (including years of employment with the Seller for this purpose) ("Newco's Severance Plan"). From and after the Closing Date, the Purchaser and Newco shall be solely responsible for all liabilities, obligations, costs and expenses in respect of claims under Newco's Severance Plan in connection with the termination of employment with Newco of any Non-CB Employee and, except to the extent liability therefor is adequately reflected on the Closing Balance Sheet or as provided otherwise in paragraph (a) of this
Section 8.8, the Seller shall be solely responsible for all liabilities, obligations, costs and expenses in respect of claims under the Seller's severance benefit plans, policies, programs or arrangements in connection with the termination of employment with the Seller of any Employee or Former Employee prior to the Closing Date.

8.9 Indemnification. (a) The Purchaser and Newco, jointly and severally, shall indemnify and hold harmless the Seller from and against, and shall pay or reimburse the Seller for, any and all liability, obligation, cost or expense the Seller may incur with respect to (i) any claims of Employees arising out of their employment with Newco from and after the Closing Date, (ii) any claims of Inactive Employees arising out of (x) their employment with Newco from and after their date of hire by Newco or (y) Newco's obligation to offer them employment under Section 8.1 here of, (iii) except as provided under Section 8.8 hereof, any claims of Employees or Inactive Employees under any Law relating to the termination of such Employee's employment with Newco arising, with respect to Employees, on or after the Closing Date and, with respect to Inactive Employees, from and after the date Newco is required to offer them employment pursuant to Section 8.1 hereof, or (iv) the Liabilities assumed by the Purchaser and Newco under this
Article VIII (including, without limitation, the Union
Pension Plans).

  (b) The Seller shall indemnify and hold harmless the Purchaser and Newco from and against, and shall pay or reimburse the Purchaser or Newco for, any and all liabili ties, obligations, costs or expenses the Purchaser or Newco may incur, whether relating to events or conditions occurring or existing before, on or after the Closing Date, and whether asserted at any time before, on or after the Closing Date (i) in respect of or pursuant to any Employee Benefit Plan other than a Union Pension Plan, (ii) in connection with the Seller's employment or termination of employment of any Employee or Former Employee, except to the extent any such liability, obligation, cost or expense
(x) is adequately reflected as a liability on the Statement of Working Capital as finally agreed to by the Purchaser and the Seller pursuant to Section 2.3 hereof or (y) is specifically assumed by the Purchaser pursuant to this
Article VIII or (iii) in respect of any "employee pension benefit plan," as defined in Section 3(2) of ERISA (other than a Union Pension Plan), of the Seller or any entity under common control with, or treated as a single employer together with, the Seller under Section 414 of the Code that is subject to Section 412 of the Code or Title IV of ERISA.

8.10 Right to Make Modifications. Notwithstanding any other provision of this Article VIII, subject to any applicable collective bargaining agreement, nothing herein shall prejudice the right of the Purchaser or Newco to amend or terminate any plan, programs, policy or arrangement of the Purchaser or Newco (other than Newco's Severance Plan) or to discharge or lay off any Employee following the Closing Date; provided, however, that the Purchaser and Newco, jointly and severally, shall indemnify and hold harmless the Seller for all liabilities, obligations, costs and expenses the Seller incurs as a result thereof.

                    Article IX

     CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS

          The obligation of the Purchaser to consummate the purchase of the Newco Shares on the Closing Date is, at the option of the Purchaser, subject to the satisfaction of the following conditions:

9.1 Representations, Warranties and Covenants. (a) Each of the representations and warranties of the Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, it being understood that to the extent that such representations and warranties were made as of a specified date the same shall continue on the Closing Date to be true and correct in all material respects as of the specified date.

     (b) The Seller shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement required to be performed or complied with by it at or prior to the Closing Date.

     (c) The Purchaser shall have received a certificate of the Seller, dated as of the Closing Date and signed by an officer of the Seller, certifying as to the fulfillment of the conditions set forth in this Section 9.1.

9.2 HSR Act. All applicable waiting periods in respect of the transactions contemplated by this Agreement under the HSR Act shall have expired.

9.3 No Prohibition. No Legal Proceeding before any court or administrative agency shall have been commenced (i) which seeks to restrain, prevent or modify, or which seeks material damages in connection with, any of the transactions contemplated hereby, and (ii) as to which there is a reasonable possibility of an adverse determination.

9.4 Opinion of the Seller's Counsel. The Purchaser shall have received an opinion or opinions of counsel for the Seller, dated the Closing Date, in a form reasonably acceptable to the Purchaser.

9.5 Delivery of Documents. The Seller shall have executed and delivered to the Purchaser or Newco, as appropriate, at the Closing all of the documents required to be delivered by it pursuant to Section 3.3 or 3.5 hereof.

9.6 Secretary's Certificate. The Purchaser shall have received from the Seller a certificate, dated the Closing
Date, of the Secretary or Assistant Secretary of the Seller certifying as to the incumbency of the officers of the Seller executing this Agreement, any Seller Document or any closing documents delivered hereunder or thereunder.
Attached to such certificate shall be (i) a copy of the by-laws of the Seller certified by such Secretary or Assistant
Secretary as in effect on the Closing Date and (ii) copies of the resolutions of the Board of Directors of the Seller authorizing the execution and delivery of this Agreement, each Seller Document and the consummation of the transactions contemplated hereby and thereby.

9.7 Consents and Permits. All of the consents and Permits set forth on Schedules 4.6, 4.20 and 5.3 hereto shall have been obtained, except those consents and Permits which the failure to obtain could not, in the reasonable judgment of the Purchaser, have a material adverse effect on any Business.

9.8 Purchaser Financing. The Purchaser shall have obtained financing for the Purchase Price and for the working capital requirements of the Purchaser and Newco after the Closing upon terms and conditions satisfactory to it in its sole discretion.

9.9 Additional Documents and Matters. The Purchaser shall have received such additional documents, instruments or items of information reasonably requested by it in respect of any aspect or consequence of the transactions contemplated hereby. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to herein shall be reasonably satisfactory in form and substance to the Purchaser.

9.10 Resignations. The Purchaser shall have received the resignations, effective the Closing Date, of such officers and directors of Newco as the Purchaser shall designate by notice in writing to Newco reasonably prior to the Closing Date.

9.11 Asset Assignment. The Asset Assignment contemplated by Sections 1.2, 1.3, 1.4 and 1.5 hereof shall have been consummated in accordance with this Agreement and, upon the acquisition of the Newco Shares by the Purchaser and of the Assets by Newco, in each case in accordance with this Agreement, and assuming the Purchaser or Newco, as the case may be, has no notice of any adverse claim, the Purchaser shall own the Newco Shares and Newco shall own the Assets, in each case free and clear of any Liens other than Permitted Exceptions and the Liens created by the Purchaser or Newco.

9.12 Signatory. Newco shall have executed this Agreement and become party hereto.

9.13 Employee Pension Benefit Plans. The Pension Benefit Guaranty Corporation has not terminated or instituted proceedings to terminate, or appointed a trustee to administer, and the Seller has not terminated, or instituted proceedings to terminate, any "single-employer plan" with respect to which (i) the Seller or any member of the Seller's "controlled group" is a "contributing sponsor" and
(ii) there is any "amount of unfunded benefit liabilities." For purposes of this Section 9.13, the terms "single employer plan," "controlled group," "contributing sponsor" and "amount of unfunded benefit liabilities" shall have the respective meanings assigned to such terms in Section 4001(a) of ERISA.


                             Article X

          CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

          The obligation of the Seller to consummate the sale, transfer and assignment to the Purchaser of the Newco
Shares on the Closing Date is, at the option of the Seller, subject to the satisfaction of the following conditions.

10.1. Representations, Warranties and Covenants. (a) Each of the representations and warranties of the Purchaser con tained herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, it being understood that to the extent that such representations and warranties were made as of a specified date the same shall continue on the Closing Date to be true and correct in all material respects as of the specified date.

        (b) The Purchaser shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by it at or prior to the Closing Date.

         (c) The Seller shall have received a certificate of the Purchaser, dated as of the Closing Date and signed by an officer of the Purchaser, certifying as to the fulfillment of the conditions set forth in this Section 10.1.

10.2 No Prohibition. No Legal Proceeding before any court or administrative agency shall have been commenced (i) which seeks to restrain, prevent or modify, or which seeks material damages in connection with, any of the transactions contemplated hereby, and (ii) as to which there is a reasonable possibility of an adverse determination.

10.3 Opinion of the Purchaser's Counsel. The Seller shall have received an opinion or opinions of counsel for the Purchaser, dated the Closing Date, in a form reasonably acceptable to the Seller.

10.4 Delivery of Documents. The Purchaser shall have executed and delivered to the Seller at the Closing all of the documents required to be delivered by it pursuant to
Section 3.4 hereof. Newco shall have executed and delivered to the Seller at the Closing all of the documents required to be delivered by it pursuant to Section 3.6 hereof.

10.5 HSR Act. All applicable waiting periods in respect of the transactions contemplated by this Agreement under the HSR Act shall have expired.

10.6 Secretary's Certificate. The Seller shall have received from the Purchaser a certificate, dated the Closing Date, of the Secretary or the Assistant Secretary of the Purchaser certifying as to the incumbency of the officers of the Purchaser executing this Agreement, any Purchaser Document or any closing documents delivered hereunder or thereunder. Attached to such certificate shall be copies of the resolutions of the Board of Directors of the Purchaser, authorizing the execution and delivery of this Agreement, each Purchaser Document and the consummation of the transactions contemplated hereby and thereby.

10.7 Signatory. Newco shall have executed this Agreement and become a party hereto.

10.8 Additional Documents and Matters. The Seller shall have received such additional documents, instruments or items of information reasonably requested by it in respect of any aspect or consequence of the transactions contemplated hereby. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to herein shall be reasonably satisfactory in form and substance to the Seller.

10.9 Consent and Permits. All of the consents and Permits set forth on Schedule 10.9 hereto shall have been obtained.

                     Article XI

          ADDITIONAL POST-CLOSING COVENANTS

11.1 Further Assurances. (a) From time to time after the Closing Date, each of the Seller, Newco and the Purchaser shall, at its sole cost and expense, at the reasonable request of the Purchaser or Newco, execute and deliver such other and further instruments of sale, assignment, assumption, transfer and conveyance and take such other and further action as the Purchaser or Newco may reasonably request in order to (i) vest in the Purchaser and put the Purchaser in possession of the Newco Shares or (ii) vest in Newco and put Newco in possession of the Assets and to trans fer to the Newco any Contracts and rights of the Seller relating to the Assets and assure to Newco the benefits thereof, and, at the reasonable request of the Seller, to give effect to the Newco's assumption of the Assumed Liabilities.

        (b) To the extent any of the approvals, consents or waivers referred to in Section 6.4 hereof have not been obtained by the Seller as of the Closing, the Seller's only obligation with respect thereto shall be as set forth in subsection (c) below and to use its reasonable best efforts to do the following:

      (i) cooperate with the Purchaser and Newco in any reasonable and lawful arrangements designed to provide the benefits of such Interest (including, without limitation, the right to receive all amounts owing to the Seller thereunder) to Newco as long as the Purchaser and Newco fully cooperate with the Seller in such arrangements, and the Seller and the Purchaser shall equally share all payments, charges or other liabilities made or suffered in connection therewith; and

     (ii) enforce, at the request of the Purchaser or Newco and at the expense and for the account of the Purchaser or Newco, any and all rights of the Seller arising from such Interest against such issuer or grantor thereof or the other party or parties thereto (including the right to elect to terminate such Interest in accordance with the terms thereof upon the written advice of the Purchaser or Newco).

To the extent that the Seller enters into lawful arrange ments designed to provide the benefits of any Interest as set forth in clause (b)(i) above, such Interest shall be deemed to have been assigned to Newco for purposes of
Section 1.2 hereof.

     (c) In addition to the arrangements described in subsection (b) above, the Seller and the Purchaser mutually agree to use their reasonable best efforts to enter into a novation agreement among the Seller, Newco and the United States Government, with respect to each Government Contract for which novation is required by the terms thereof, in each case substantially in the form set forth in the Federal Acquisition Regulations and as soon as practicable after the Closing Date. The Seller shall indemnify the Purchaser and Newco from and against any liabilities or losses, including any increased costs or reductions in revenue, under any Government Contract that the Purchaser or Newco may suffer arising from or relating to claims made by the U.S. Government in connection with the transactions contemplated by this Agreement relating to the recapture of costs or the sharing of financial benefits in respect of periods prior to the Closing Date, such as those relating to pension liabilities for employees of the Businesses; provided, however, that the Seller shall not indemnify the Purchaser or Newco or in any way be liable for any Damages arising from or relating to claims made by the U.S. Government in connection with any changes in the cost accounting standards or cost principles for the Businesses on or after the Closing Date, including, without limitation, changes as a result of purchase accounting.

11.2. Public Announcements. Neither the Seller (nor any of its Affiliates) nor the Purchaser or Newco (nor any of their respective Affiliates) shall make any public statement, including, without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party (which consent may not be unreasonably withheld), except as may be required by Law.

11.3 Joint Post-Closing Covenant of the Seller and the Purchaser. The Seller and the Purchaser jointly covenant and agree that, from and after the Closing Date, the Seller and the Purchaser will each use reasonable efforts to cooperate with each other in connection with any action, suit, proceeding, investigation or audit of the other relating to (a) the preparation and audit of the Seller's, Newco's or the Purchaser's tax returns for all periods prior to or including the Closing Date, and (b) any audit of the Purchaser, Newco and/or the Seller with respect to the sales, transfer and similar taxes imposed by the laws of any state or political subdivision thereof, relating to the transactions contemplated by this Agreement. In furtherance hereof, the Purchaser and the Seller further covenant and agree to promptly respond to all reasonable inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith; provided that all costs and expenses relating to the foregoing shall be paid by the party initiating such request.

11.4 Books and Records; Personnel. For a period of six years after the Closing Date (or such longer period as may be required by any Governmental Body or ongoing Legal
Proceeding):

  (a) Neither the Purchaser nor Newco shall dispose of or destroy any of the business records and files of the Busi nesses. If either the Purchaser or Newco wishes to dispose of or destroy such records and files after that time, it shall first give 30 days' prior written notice to the Seller and the Seller shall have the right, at its option and expense, upon prior written notice to the Purchaser or Newco, as the case may be, within such 30 day period, to take possession of the records and files within 60 days after the date of the Seller's notice.

   (b) The Purchaser or Newco, as the case may be, shall allow the Seller and any of its directors, officers, employees, counsel, representatives, accountants and auditors (collectively, the "Seller Representatives") access to all business records and files of the Businesses which are transferred to it in connection herewith, which are reasonably required by such party in anticipation of, or preparation for, any existing or future litigation, arbitration, administrative proceeding or tax return preparation; during regular business hours and upon reasonable notice at the Purchaser's or Newco's principal place of business or at any location where such records are stored, and the Seller shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Purchaser's or Newco's business or operations.

   (c) The Purchaser or Newco, as the case may be, shall make available to the Seller or the Seller Representatives, upon written request and at the Seller's expense
(i) personnel to assist the Seller in locating and obtaining records and files maintained by the Purchaser or Newco and
(ii) any of the personnel previously in the Seller's employ whose assistance or participation is reasonably required by the Seller in anticipation of, or preparation for, existing or future litigation, arbitration or administrative proceeding, tax return preparation or other matters in which the Seller or any of its Affiliates is involved and which is related to any of the Businesses; provided, however, that any such access to personnel shall be had in such a manner so as not to interfere with the normal conduct of the Purchaser's or Newco's business or operations.

    (d) The Seller shall allow the Purchaser, Newco or the Purchaser Representatives access to all business records and files of the Businesses retained by the Seller, which are reasonably required by such party in anticipation of, or preparation for, any existing or future litigation, arbitration, administrative proceeding or tax return preparation; during regular business hours and upon reasonable notice at the Seller's principal place of business or at any location where such records are stored, and the Purchaser or Newco, as the case may be, shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Seller's business or operations.

    (e) The Seller shall make available to the Purchaser, Newco or the Purchaser Representatives, upon written request and at the Purchaser's or Newco's, as the case may be, expense (i) personnel to assist the Purchaser or Newco, as the case may be, in locating and obtaining records and files maintained by the Seller and (ii) any other personnel whose assistance or participation is reasonably required by the Purchaser or Newco, as the case may be, in anticipation of, or preparation for, existing of future litigation, arbitration or administrative proceeding, tax return preparation or other matters in which the Purchaser or Newco, as the case may be, or any of their respective Affiliates is involved in which is related to any of the Businesses; provided, however, that any such access to personnel shall be had in such a manner so as not to interfere with the normal conduct of the Seller's business or operations.

11.5 Noncompetition. The Seller agrees that, in exchange for consideration of $6,000,000, for a period of three (3) years following the Closing Date, the Seller will not, directly or indirectly:

    (a) manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner, anywhere in the world, with any business which manufacturers or sells products which are the same or similar to and competitive with the products manufactured or sold by any of the Businesses as of the Closing Date; provided, however, that the Seller may continue to manufacture and sell any products or product lines which it currently manufactures or sells (including as any such products may be improved or updated) through its Morse Controls division, regardless of whether such products are competitive with the products of any Business. For these purposes, ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934 not in excess of 5% of any class of such securities shall not be considered to be competition with any of the Businesses;

     (b) persuade or attempt to persuade any employee of any Business, or any Person who is an employee of the Purchaser or Newco after the Closing Date, to leave the Purchaser's or Newco's employ or such employ of such Business, or to become employed by any Person other than the Purchaser or Newco; or

     (c) engage in any activity the purpose of which is to evade the provisions of this Section 11.5.

          In addition, the Seller agrees, covenants and acknowledges that, from and after the Closing Date, the Seller will not, and will cause its Affiliates not to disclose, give, sell, use or otherwise divulge any confi dential or secret information (including but not limited to any technology, process, trade secrets, know-how, other intellectual property rights, strategies, financial state ments or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data or ideas) relating exclusively to any of the Busi nesses. The Seller's foregoing obligations of confidentiality shall not apply to confidential information which (i) is or becomes generally available to the public through no act or omission on the part of the Seller,
(ii) is hereafter received on a non-confidential basis by the Seller from a third party who has the lawful right to disclose such confidential information, (iii) is independently developed by an employee or agent of the Seller who did not have access to the confidential information or (iv) the Seller must disclose pursuant to court order or Law.

          It is the desire and intent of the parties to this Agreement that the provisions of this Section 11.5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portions of this Section 11.5 shall be adjudicated to be invalid or unenforceable, this Section 11.5 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section
11.5 in the particular jurisdiction in which such adjudication is made.

          The parties acknowledge that damages and remedies at law for any breach of this Section 11.5 will be inade quate and that the Purchaser and Newco shall be entitled to specific performance and other equitable remedies (including any injunction) and such other relief as a court may deem appropriate in addition to any other remedies the Purchaser or Newco may have.

11.6 Use of IMO Name. Newco shall be entitled for a period of not more than 120 calendar days following the Closing Date to use any signs, purchase orders, invoices, sales orders, labels, letterheads or shipping documents existing on the Closing Date that bear any "IMO Industries" name, mark or logo, in each case where the removal of such name, mark or logo would be impractical; provided, however, that to the extent practicable, Newco shall place a stamp, mark or other notation on any such item that identifies any Business as its business (and not that of the Seller); provided, further, however, that Newco will use such mark, name or logo only to the extent necessary to make an orderly transition with respect to the goodwill of the Businesses and may not use such mark, name or logo in any advertising without the Seller's prior written consent.

 11.7. Closing Balance Sheet. As soon as practicable (but in no event later than 60 days) following the Closing Date, at the request of the Purchaser an audited balance sheet for the Businesses as of the Closing Date (the "Closing Balance Sheet") shall be prepared, which shall include a report thereon of Ernst & Young stating that the Closing Balance
Sheet has been prepared in accordance with GAAP except as set forth in the notes thereto. The Purchaser shall provide Ernst & Young with instructions as to the scope of such audit and shall pay any costs incurred to perform such audit in excess of the costs required in connection with the preparation and audit of the Statement of Working Capital. Notwithstanding the foregoing, the Closing Balance Sheet shall not effect any of the provisions of Article II hereof, including, without limitation, the preparation of the Statement of Working Capital and the determination of the Final Working Capital Adjustment.

11.8. Purchase of Certain Products. For a period of three years following the Closing Date, at the reasonable request of Newco (including as to volume of purchases), the Seller shall sell to Newco the parts and materials currently sold to the Controlex Business by the Seller's Morse Controls, Morse Hudson and Morse Basildon divisions. Such sales shall be made on the same terms and conditions as such current sales; provided, however, that, upon twenty (20) days' written notice to Newco and the Controlex Business, the purchase price for such products may be increased to reflect inflation. Notwithstanding the foregoing, the Seller shall only be obligated to make such sales as long as the machines currently used by such divisions to manufacture such parts and materials are operational.

                        Article XII

             INDEMNIFICATION AND RELATED MATTERS

12.1 Indemnification by the Seller. Subject to the provisions of this Article XII, the Seller agrees to indemnify, reimburse and hold the Purchaser and Newco, and their respective officers, directors and Affiliates harmless from and against all Damages, including, without limitation, those arising from third-party claims, resulting from or arising out of:

   (a) the failure of any of the representations and warranties contained in Article IV of this Agreement (other than the representations and warranties contained in Section
4.18 hereof) to have been true when made and as of the Closing Date, it being understood that to the extent that any of such representations and warranties were made as of a specified date the same shall apply only to the failure of such representations and warranties to be true as of such specified date; provided, however, that all references to materiality in the representations and warranties contained in Article IV shall be deemed to be omitted from this Agreement for purposes of determining whether a representation or warranty was true and therefore gives rise to the Purchaser's and Newco's right to indemnification hereunder;

    (b) the failure of the Seller to comply in all material respects with any of the covenants contained in this Agreement which are required to be performed by the Seller;
and

     (c)    the Excluded Liabilities.

12.2. Indemnification by the Purchaser and Newco. Subject to the provisions of this Article XII, the Purchaser and Newco, jointly and severally, agree to indemnify, reimburse and hold the Seller, its officers, directors and Affiliates harmless from and against all Damages, including, without limitation, those arising from third-party claims, resulting from or arising out of:

      (a) the failure of any of the representations and warranties contained in Article V of this Agreement to have been true in all material respects when made and as of the Closing Date, it being understood that to the extent that any of such representations and warranties were made as of a specified date the same shall apply only to the failure of such representations and warranties to be true in all material respects as of such specified date;

       (b) the failure of the Purchaser or Newco to comply in all material respects with any of the covenants contained in this Agreement which are required to be performed by the Purchaser or Newco;

        (c)    the Assumed Liabilities; and

        (d) the operation of any of the Businesses or ownership of the Assets on or after the Closing Date (it being understood that this Section 12.2(d) in no way diminishes the Seller's obligations under Section 12.1 hereof).

12.3 Determination of Damages and Related Matters. In calculating any amounts payable pursuant to Section 12.1 or
12.2 hereof, the Seller or the Purchaser and Newco, as the case may be, shall receive credit for (i) any tax benefit actually realized as a result of the facts giving rise to the claim for indemnification, and (ii) any insurance recoveries. The Seller and the Purchaser agree that, except for those representations and warranties specifically set forth in this Agreement, neither party (including its representatives) has made or shall have liability for any representation or warranty, express or implied, in con nection with the transactions contemplated by this Agree ment, including in the case of the Seller and its represen tatives any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Businesses.

 12.4 Limitation on Indemnification Liabilities. The indemnifications in favor of the Purchaser and Newco contained in Section 12.1(a) hereof (a) shall not be effective until the aggregate dollar amount of all Damages indemnified against under such Section exceeds the excess, if any, of $1,000,000 over all Environmental Liabilities paid or accrued by the Purchaser pursuant to Section 1.4(e) hereof (the "Threshold Amount"), and then only to the extent such aggregate amount exceeds the Threshold Amount and
(b) shall terminate once the dollar amount of all such Damages indemnified against under such Section aggregates 50% of the Purchase Price.

 12.5     Survival of Representations, Warranties
and Covenants. The parties hereto agree that the representa tions and warranties made in this Agreement and any indemnification with respect thereto shall survive for one year after the Closing Date; provided, that the represen tations and warranties made in Sections 4.1 through 4.5, 4.10, 4.11 and 5.1 through 5.3 hereof shall survive until expiration of the applicable statutes of limitation. The foregoing time limitation shall be construed to apply only to the indemnity obligations of the Seller under Section 12.1(a) and only to the indemnity obligations of the Purchaser and Newco under Section 12.2(a) and not to any other provisions of Section 12.1 or 12.2 hereof.

 12.6 Notice of Indemnification. In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XII or upon the discovery of any facts which one party believes may give rise to a claim for indemnification under this Article XII, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of such claim which it reasonably believes to be covered by this indemnity to be forwarded to the other party (the "Indemnitor"); provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnitor has actually been prejudiced as a result of such failure; provided, further, however, that such notice must be received by the Indemnitor prior to the expiration of one year after the Closing Date (except for indemnification pertaining to the representations and warranties set forth in Sections 4.1 through 4.5, 4.10, 4.11 and 5.1 through 5.3 hereof, any matters covered by Section 12.1(b) or (c) hereof or Section 12.2(b), (c) or (d) hereof, as to which such one year limitation shall not be applicable). Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, war ranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

 12.7     Indemnification Procedure for Third-Party Claims.
(a) Except as otherwise provided herein, in the event of the initiation of any legal proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel (which counsel shall be reasonably satisfactory to the Indemnitee) and to defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any Damage indemnified against hereunder; provided, however, (i) that the Indemnitor exercises such option in writing within 30 days of receipt of notice; (ii) that the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense; and (iii) that in the case of any claim seeking equitable relief or requiring remedial action in respect of any Assets or the Businesses, the Purchaser or Newco shall have the right to defend (using counsel reasonably satisfactory to the Seller) or settle such claim, regardless of whether the Purchaser or Newco is the Indemnitor or the Indemnitee; provided, that neither the Purchaser nor Newco shall settle any such claim which results in any indemnification payment by the Seller hereunder without the consent of the Seller, which consent shall not be unreasonably withheld. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnitee defends against or otherwise deals with any such proceeding, claim or demand, the Indemnitee may retain counsel (reasonably satisfactory to the Indemnitor), at the expense of the Indemnitor, the Indemnitor shall nevertheless indemnify the Indemnitee for the full amount of the Damages relating to such proceeding, claim or demand and the Indemnitee shall control the defense and settlement of such proceeding; provided, that the Indemnitee shall give the Indemnitor ten days written notice prior to entering into any such settlement and shall not settle any such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The Seller shall have exclusive control of any dispute in respect of any such liability arising solely by reason of the inclusion of Newco in any consolidated, combined or unitary tax return of the Seller with respect to any period ending on or before the Closing Date.

 12.8. Exclusive Remedy. Except as provided in Article VIII and Sections 11.1(c), 13.2 and 14.3 hereof, the exclusive remedy available to a party hereto in respect of the matters covered by Section 12.1 or 12.2 hereof shall be to proceed in the manner and subject to the limitations contained in this Article XII; provided, that nothing contained in
Article II relating to an adjustment to the Purchase Price shall limit, supersede or otherwise affect the rights of any party under this Article XII, and nothing contained in this
Article XII shall limit, supersede or otherwise affect the rights of any party under such Article II; provided, further, however, that no party shall be entitled to be compensated more than once for the same loss.

                             Article XIII

                              TERMINATION

  13.1.     Termination.  This Agreement may be terminated:

          (a) by the written agreement of the Purchaser, the Seller and Newco;

          (b) by either the Purchaser or the Seller if there shall be in effect a non-appealable order of a court of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby; and

          (c) by either the Purchaser or the Seller if the Closing shall not have occurred on or before October 31, 1993.

13.2 Liabilities After Termination. Upon any termination of this Agreement pursuant to Section 13.1 above, no party hereto shall thereafter have any further liability or obligation hereunder other than the Purchaser's obligations pursuant to Section 7.2 hereof, but no such termination shall relieve either party hereto of any liability to the other party hereto for any breach of this Agreement prior to the date of such termination.

                                 Article XIV

                                MISCELLANEOUS

14.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Accounts Receivable" has the meaning set forth in
Section 1.2(c) hereof.

          "Adel Business" has the meaning set forth in the recitals hereof.

          "Aeroproducts Business" has the meaning set forth in the recitals hereof.

          "Affiliate" has the meaning specified in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

          "Asset Allocation" has the meaning set forth in
Section 2.4 hereof.

          "Asset Assignment" has the meaning set forth in the recitals hereof.

          "Assets" has the meaning set forth in Section 1.2 hereof.

          "Assumed Liabilities" has the meaning set forth in
Section 1.4 hereof.

          "Businesses" has the meaning set forth in the recitals hereof.

          "CB Employees" means Employees who, on the Closing
Date, are covered by a collective bargaining agreement.

          "Closing" means the consummation of the transactions contemplated by Sections 3.3, 3.4, 3.5 and 3.6 of this Agreement.

          "Closing Date" has the meaning set forth in Sec tion 3.1 hereof.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Compensation Items" has the meaning set forth in
Section 8.1 hereof.

          "Confidentiality Agreement" has the meaning set forth in Section 6.2 hereof.

          "Contract" means, with respect to the Assets or any Business, any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, obligation, commitment or other arrangement or agreement, whether written or oral, to which the Seller or any Business is a party.

          "Controlex Business" has the meaning set forth in the recitals hereof.

          "Damages" means all claims, actions, losses, damages, costs (including, without limitation, costs of investigation) expenses and liabilities (including reasonable attorneys' fees incident to the foregoing), whether or not arising out of third-party claims.

          "Employee Benefit Plan" has the meaning set forth in
Section 4.12(b) hereof.

          "Employees" means, except as set forth on Schedule
14.1(a) hereto, all persons employed in any of the Businesses who are actively at work or on scheduled vacation on the day immediately prior to the Closing Date.

          "Environmental Laws" mean all federal, state, local and foreign Laws and Orders issued, promulgated, approved or entered relating to the protection of the environment or the protection of public health and safety from any environmental matter.

          "Environmental Liability" means any liability or obligation that relates to the operation of the Businesses and arises out of any violation of any Environmental Law by Seller or arises out of the Release, presence, transportation, storage or disposal of any Hazardous Materials, in each case to the extent such violation existed, or such Hazardous Materials were Released, present, transported, stored or disposed of, prior to the Closing Date, other than liabilities or obligations in connection with the Wiggins Remediation not in excess of $150,000.

          "Equipment" has the meaning set forth in
Section 1.2(a) hereof.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

          "Ernst & Young"  has the meaning set forth in Section
2.3 hereof.

          "Excluded Assets" has the meaning set forth in
Section 1.3 hereof.

          "Excluded Liabilities" has the meaning set forth in
Section 1.5 hereof.

          "Final Working Capital Adjustment" has the meaning set forth in Section 2.3(d) hereof.

          "Financial Statements" has the meaning set forth in
Section 4.7 hereof.

          "Former Employee" means any individual formerly employed in any of the Businesses, including any such individual who retired from any of the Businesses on or prior to the Closing Date and any such individual who, on the Closing Date, is not actively-at-work, including, without limitation, any such individual on disability, sick leave, layoff or leave of absence status on the Closing Date.

          "GAAP" means generally accepted accounting principles in the United States.

          "Government Contract" shall mean any Contract, including, without limitation a subcontract, with a Governmental Body, whether foreign or domestic.

          "Governmental Body" means any government or govern mental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, department or instrumentality thereof, or any court or arbitrator (public or private).

          "Hazardous Materials" means all hazardous substances, wastes, extremely hazardous substances, hazardous materials, hazardous wastes, hazardous constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, and related materials, including without limitation any such materials defined, listed, identified under or described in any Environmental Laws.

          "HSR Act" has the meaning set forth in Section 4.6 hereof.

          "Inactive CB Employee" means any Inactive Employee who is covered by a collective bargaining agreement.

          "Inactive Employee" means any Former Employee who is on short-term or long-term disability, sick leave, layoff or other authorized leave of absence status on the Closing Date.

          "Indemnitee" has the meaning set forth in Section
12.6 hereof.

          "Indemnitor" has the meaning set forth in Section
12.6 hereof.

          "Initial Balance Sheet" means the balance sheet of the Businesses at December 31, 1992, attached hereto as
Schedule 4.7(a).

          "Initial Working Capital" has the meaning set forth in Section 2.2 hereof.

          "Intangible Assets" has the meaning set forth in
Section 1.2(e) hereof.

          "Intellectual Property" means all United States and foreign (a) patents and patent applications (including reissues, divisions, continuations-in-part and extensions thereof), invention disclosures, inventions, and improvements thereto, (b) trademarks, trade names, service marks, trade dress and logos and registrations and applications for registration thereof, (c) copyrights and registrations thereof,
(d) research, developments, processes, trade secrets, know-how, formulae, compositions, designs, parts routings, inventions, and manufacturing, engineering and other technical information,
(e) computer software, data and documentation (in whatever form or medium including electronic media), (f) mask work and other semiconductor chip rights and registrations thereof and
(g) licenses of any of the foregoing.

          "Interest" has the meaning set forth in Section 6.4 hereof.

          "Law" means any federal, state, local or foreign law
(including common law), statute, code, ordinance, rule, regulation, permit, licensing or other requirement or guideline or judicial or administrative decision.

          "Leased Real Property" means all the Real Property leased by the Seller and used exclusively in any of the Businesses.

          "Legal Proceeding" means any judicial, administrative or regulatory proceeding, investigation or inquiry or administrative charge or complaint pending or threatened at law or in equity before any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

          "Liabilities" means all debts, claims, liabilities, obligations, damages and expenses.

          "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          "Material Adverse Effect" means any material adverse effect on, or any effect that results in a material adverse change in, the Assets as a whole or the business, financial condition, results of operations or liabilities of the Businesses in the aggregate.

          "Newco" has the meaning set forth in the recitals hereof.

          "Newco Documents" has the meaning set forth in
Section 4.2(b) hereof.

          "Newco Shares" has the meaning set forth in the recitals hereof.

          "Newco's Severance Plan" has the meaning set forth in
Section 8.8(b) hereof.

          "Non-CB Employee" means Employees who are not covered by a collective bargaining agreement.

          "Order" means any written order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

          "Owned Real Property" means all the Real Property owned in fee or otherwise by the Seller and used exclusively by any of the Businesses.

          "Permit" means any written approval, authorization, consent, exemption, franchise, license, permit, waiver, security clearance or certificate of occupancy or use, grant, exception, variance by or registration with any Person.

          "Permitted Exceptions" means (i) prior to the Closing Date, Liens in favor of Bankers Trust Company, as collateral agent, relating to certain indebtedness of the Seller;
(ii) statutory Liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not in the aggregate material to the Business or the Assets; (iv) zoning, entitlement and other land use and environmental regulations by Governmental Bodies, provided that such regulations have not been violated by the Real Property or the existing use thereof;
(v) Liens arising out of a failure to comply with the provisions of any bulk transfer laws under the Uniform Commercial Code of any jurisdiction; and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which do not in the aggregate materially and adversely affect the use of the Assets or the operation of the Businesses, as presently conducted.

          "Person" means any individual, corporation, partner ship, firm, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "Preliminary Working Capital Adjustment" has the meaning set forth in Section 2.2 hereof.

          "Purchase Price" has the meaning set forth in Section
2.1 hereof.

          "Purchaser" has the meaning set forth in the recitals hereof.

          "Purchaser Documents" has the meaning set forth in
Section 5.2 hereof.

          "Purchaser Representatives" has the meaning set forth in Section 6.2 hereof.

          "Real Property" has the meaning set forth in Section
1.2(d) hereof.

          "Real Property Documents" has the meaning set forth in Section 4.5(a) hereof.

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leeching or migration into the environment or out of any property, including the movement of any Hazardous Materials through or in the air, soil, surface water, ground water or property.

          "Salaried Pension Plan" has the meaning set forth in
Section 8.3 hereof.

          "Seller" has the meaning set forth in the recitals hereof.

          "Seller Documents" has the meaning set forth in
Section 4.2(a) hereof.

          "Seller Representatives" has the meaning set forth in
Section 11.4(b) hereof.

          "Statement of Working Capital" has the meaning set forth in Section 2.3 hereof.

          "Taxes" means all federal, state, municipal, local or foreign taxes, assessments, additions to tax, interest, penalties, deficiencies, duties, fines, fees, withholding tax obligations, trust fund taxes and other governmental charges or impositions of any kind or description, whether measured by properties, assets, wages, payroll, purchases, value added, payments, sales, use, business, capital stock, surplus or income, arising out of or in connection with the operation and ownership of the Businesses and the Assets by the Seller or otherwise.

          "Threshold Amount" has the meaning set forth in
Section 12.4 hereof.

          "Union Pension Plans" means The Pension Plan For Hourly Employees of IMO Industries Inc., Wiggins Connectors Division and The Retirement Plan for Bargaining Unit Employees of Adel Fasteners Division, IMO Industries Inc., Huntington, West Virginia Plan.


          "Union Plan" has the meaning set forth in Section
4.12(b) hereof.

          "Welfare Plan" has the meaning set forth in Section
8.4 hereof.

          "Wiggins Business" has the meaning set forth in the recitals hereof.

          "Wiggins Remediation" means the installation and operation of a soil vapor extraction system with an enhanced bioventing system to remediate volatile and non-volatile organic compound contamination of certain areas of soil (resulting from such soil being impacted by chemicals originating from two former 2,500 gallon underground oil-cutting storage tanks) located on the premises of the Wiggins Business at 5000 Triggs Street, Los Angeles, California.

          "Working Capital" has the meaning set forth in
Section 2.2 hereof.

14.2 Prorations. All personal and real property taxes and special and general assessments relating to the Assets shall be prorated by the parties as of the Closing Date, and all such taxes applicable to periods of time prior to the Closing Date shall be the sole obligation, responsibility and expense of the Seller, and shall be paid by the Seller. All such assessments and taxes applicable to periods following the Closing Date shall be the sole obligation, responsibility and expense of the Purchaser.

14.3 Waiver of Compliance with Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement, provided that the Seller shall indemnify Newco, the Purchaser and their Affiliates from and against all Damages relating to claims of creditors of the Seller to the extent that such claims are not Assumed Liabilities.

14.4 Entire Agreement. This Agreement (with its Schedules and Exhibits) contains, and is intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any and all previous agreements and understandings between the parties hereto with respect to those matters.

 14.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New
York.

 14.6. Transfer Taxes. The Purchaser and the Seller shall equally share (a) in the cost of all transfer and documentary taxes and fees imposed with respect to instru ments of conveyance in the transaction contemplated hereby,
(b) in the cost of all sales, use, gains, excise and other transfer or similar taxes on the transfer of the Assets to Newco and the Newco Shares to the Purchaser contemplated hereunder (including the creation of Newco and the transfer of the Assets from the Seller to Newco as contemplated hereunder) and (c) any costs or expenses relating to the incorporation of Newco or the qualification of Newco in any jurisdiction, including all costs and expenses incidental thereto. The Seller shall prepare all such tax returns and shall permit the Purchaser adequate opportunity to review such returns prior to the filing thereof. The Purchaser, Newco or the Seller, as the case may be, shall execute and deliver to the other at the Closing any certificates or other documents as the other may reasonably request to perfect any exemption from any such transfer, documentary, sales, gains, excise or use tax or otherwise comply with applicable reporting requirements with respect to such taxes.

14.7 Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants and other experts), incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agree ment and the consummation of the transactions contemplated hereby and thereby.

 14.8 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

 14.9. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or four days after being mailed by registered mail, return receipt requested, to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

               If to the Seller or, prior to the Closing Date, to Newco, to:

          IMO Industries Inc.
          3450 Princeton Pike
          Lawrenceville, New Jersey  08648
          Telephone:  (609) 896-7600
          Facsimile:  (609) 896-7633
          Attention:  Thomas J. Bird; Senior Vice President
                         and General Counsel

          with a copy to:

          Weil, Gotshal & Manges
          767 Fifth Avenue
          New York, New York  10153
          Telephone:  (212) 310-8000
          Facsimile:  (212) 310-8007
          Attention:  Stephen M. Besen, Esq.

               If to the Purchaser or, following the Closing
          Date, to Newco, to:

          NovaDigm Acquisition, Inc.
          c/o Kelso & Company, Inc.
          350 Park Avenue
          21st Floor
          New York, New York  10022
          Telephone:  (212) 751-3939
          Facsimile:  (212) 223-2379
          Attention:  Mr. Thomas R. Wall, IV

          with a copy to:

          Debevoise & Plimpton
          875 Third Avenue
          New York, New York  10022
          Telephone:  (212) 909-6000
          Facsimile:  (212) 909-6836
          Attention:  Richard D. Bohm, Esq.

  14.10 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validly or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

   14.11 Binding Effect; No Assignment. Except as otherwise permitted in Section 14.14 hereof, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of each of the other parties hereto and any attempted assignment without such required consents shall be void; provided, however, that the Purchaser and after the Closing Date Newco may assign their respective rights under this Agreement, and cause their respective obligations hereunder to be assumed, whether by operation of law or otherwise, by either of their respective Affiliates, provided, further, however, that this Agreement may only be assigned to a Person to whom the Assets and the Businesses are transferred and such Person shall also be required to assume all of the obligations of the assignor hereunder.

  14.12 Amendments. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by each of the parties hereto.

   14.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    14.14     Third Parties.  Except as provided in Section 12.1 or
12.2 hereof, with respect to indemnified parties, this Agreement shall not confer upon or give to any Person other than the parties hereto and their respective permitted assigns, any rights or remedies under or by reason of this Agreement; provided, however, that in connection with the financing of the acquisition of the Newco Shares hereunder, the Purchaser or after the Closing Newco may grant a security interest in its rights hereunder to any lenders to the Purchaser.

 14.15 Newco. Upon the execution of this Agreement by Newco, Newco shall be entitled to all the rights and subject to all the obligations of a party hereto.
          IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.


                              IMO INDUSTRIES INC.



                              By:/s/ Thomas J. Bird
                                 Name: Thomas J. Bird
                                 Title: Senior Vice Presi-
dent and General Counsel


                              NOVADIGM ACQUISITION, INC.



                              By:/s/ David Wahrhaftig
                                 Name: David Wahrhaftig
                                 Title:



                              By:
                                 Name:
                                 Title:

STOCK SALE AND ASSET TRANSFER AGREEMENT


BY AND BETWEEN


IMO INDUSTRIES INC.


AND


NOVADIGM ACQUISITION, INC.





Dated as of July 14, 1993

     TABLE OF CONTENTS

     Page

ARTICLE I.     ASSETS TO BE ACQUIRED                       2
               1.1.  Sale and Purchase of Newco Shares     2
               1.2.  Transfer and Assignment of Assets
               to Newco                                    2
               1.3.  Excluded Assets                       4
               1.4.  Assumed Liabilities                   5
               1.5.  Excluded Liabilities                  6

ARTICLE II.    PURCHASE PRICE                              6
               2.1.  Purchase Price and Payment            6
               2.2.  The Initial Working Capital           6
               2.3.  Statement of Working Capital          7
               2.4.  Allocation of Purchase Price         10

ARTICLE III.   THE CLOSING                                11
               3.1.  Closing Date                         11
               3.2.  Proceedings at Closing               11
               3.3.  Deliveries by the Seller to the
               Purchaser                                  11
               3.4.  Deliveries by the Purchaser to the
               Seller                                     12
               3.5.  Deliveries by the Seller to Newco
               and the Purchaser                          12
               3.6.  Deliveries by Newco to the Seller    13

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF THE
               SELLER                                     13
               4.1.  Organization and Good Standing       13
               4.2.  Authorization of Agreement; No
               Conflicts                                  13
               4.3.  Capitalization of Newco; Ownership   15
               4.4.  Title to Assets Other than Real
               Property                                   16
               4.5.  Title to Real Property               16
               4.6.  Consents                             17
               4.7.  Financial Statements                 18
               4.8.  Absence of Certain Developments      18
               4.9.  Material Contracts                   19
               4.10.  Intangible Property                 21
               4.11.  Taxes                               22
               4.12.  Employees and Employee Benefits     22
               4.13.  Litigation                          24
               4.14.  Compliance with Law                 25
               4.15.  Receivables                         25
               4.16.  Inventory                           25
               4.17.  Assets Necessary to Conduct the
               Businesses                                 25
               4.18.  Environmental Matters               25
               4.19.  Brokers                             26
               4.20.  Permits                             26
               4.21.  Insurance Coverage                  27
               4.22.  Customers                           27
               4.23.  Bank and Brokerage Accounts         27
               4.24.  Operations of Newco                 27
               4.25.  Disclosure                          28

ARTICLE V.     REPRESENTATIONS AND WARRANTIES OF THE
               PURCHASER                                  28
               5.1.  Organization and Good Standing       28
               5.2.  Authorization of Agreement; No
               Conflicts                                  28
               5.3.  Consents                             29
               5.4.  Litigation                           29
               5.5.  Brokers                              29
               5.6.  Investment Intention                 29

ARTICLE VI.    COVENANTS OF THE SELLER                    30
               6.1.  Cooperation                          30
               6.2.  Access to Documents; Opportunity
               to Ask Questions                           30
               6.3.  Conduct of the Businesses            31
               6.4.  Consents and Conditions;
               Assignment of Assets                       32
               6.5.  HSR Act Filings                      32
               6.6.  Exclusive Dealing                    33
               6.7.  Notices of Certain Events            33
               6.8.  Novation Agreements                  33
               6.9.  Filing of Tax Returns                34
               6.10.  Qualification of Newco              34
               6.11.  Release of Certain Liens            34
               6.12.  Special Intellectual Property
               Actions                                    34

ARTICLE VII.   COVENANTS OF THE PURCHASER                 35
               7.1.  Cooperation                          35
               7.2.  Confidentiality                      35
               7.3.  Consents and Conditions              35
               7.4.  HSR Act Filings; Compliance with
               Antitrust and Competition Laws             35
               7.5.  Financing                            35
               7.6.  Novation Agreements                  36

ARTICLE VIII.  COVENANTS RELATING TO EMPLOYMENT AND
               EMPLOYEE MATTERS                           36
               8.1.  Continuation of Employment           36
               8.2.  Collective Bargaining and Other
               Agreements                                 38
               8.3.  Salaried Pension Plans               38
               8.4.  Welfare Plans                        38
               8.5.  Union Plans                          39
               8.6.  Credited Service                     39
               8.7.  Workers' Compensation                39
               8.8.  Termination Obligations              40
               8.9.  Indemnification                      41
               8.10.  Right to Make Modifications         42

ARTICLE IX.    CONDITIONS PRECEDENT TO THE
               PURCHASER'S OBLIGATIONS                    42
               9.1.  Representations, Warranties and
               Covenants                                  42
               9.2.  HSR Act                              43
               9.3.  No Prohibition                       43
               9.4.  Opinion of the Seller's Counsel      43
               9.5.  Delivery of Documents                43
               9.6.  Secretary's Certificate              43
               9.7.  Consents and Permits                 43
               9.8.  Purchaser Financing                  43
               9.9.  Additional Documents and Matters     44
               9.10.  Resignations                        44
               9.11.  Asset Assignment                    44
               9.12.  Signatory                           44
               9.13.  Employee Pension Benefit Plans      44

ARTICLE X.     CONDITIONS PRECEDENT TO THE SELLER'S
               OBLIGATIONS                                45
               10.1.  Representations, Warranties and
               Covenants                                  45
               10.2.  No Prohibition                      45
               10.3.  Opinion of the Purchaser's
               Counsel                                    45
               10.4.  Delivery of Documents               45
               10.5.  HSR Act                             46
               10.6.  Secretary's Certificate             46
               10.7.  Signatory                           46
               10.8.  Additional Documents and Matters    46
               10.9.  Consent and Permits                 46

ARTICLE XI.    ADDITIONAL POST-CLOSING COVENANTS          46
               11.1.  Further Assurances                  46
               11.2.  Public Announcements                48
               11.3.  Joint Post-Closing Covenant of
               the Seller and the Purchaser               48
               11.4.  Books and Records; Personnel        49
               11.5.  Noncompetition                      50
               11.6.  Use of IMO Name                     52
               11.7.  Closing Balance Sheet               52
               11.8.  Purchase of Certain Products        53

ARTICLE XII.   INDEMNIFICATION AND RELATED MATTERS        53
               12.1.  Indemnification by the Seller       53
               12.2.  Indemnification by the Purchaser
               and Newco                                  54
               12.3.  Determination of Damages and
               Related Matters                            54
               12.4.  Limitation on Indemnification
               Liabilities                                55
               12.5.  Survival of Representations,
               Warranties and Covenants                   55
               12.6.  Notice of Indemnification           55
               12.7.  Indemnification Procedure for
               Third-Party Claims                         56
               12.8.  Exclusive Remedy                    57

ARTICLE XIII.  TERMINATION                                57
               13.1.  Termination                         57
               13.2.  Liabilities After Termination       58

ARTICLE XIV.   MISCELLANEOUS                              58
               14.1.  Certain Definitions                 58
               14.2.  Prorations                          66
               14.3.  Waiver of Compliance with Bulk
               Transfer Laws                              66
               14.4.  Entire Agreement                    66
               14.5.  Governing Law                       66
               14.6.  Transfer Taxes                      66
               14.7.  Expenses                            67
               14.8.  Table of Contents and Headings      67
               14.9.  Notices                             67
               14.10.  Severability                       68
               14.11.  Binding Effect; No Assignment      68
               14.12.  Amendments                         69
               14.13.  Counterparts                       69
               14.14.  Third Parties                      69
               14.15.  Newco                              69

        Schedules and Exhibits

Schedule 1.2(d)     --   Real Property
Schedule 1.3(j)     --   Excluded Assets
Schedule 1.4        --   Assumed Liabilities
Schedule 2.2(a)     --   Initial Working Capital
Schedule 4.2        --   No Conflicts
Schedule 4.6        --   Consents
Schedule 4.7(a)     --   Financial Statements
Schedule 4.7(b)     --   GAAP Modification and
                                Undisclosed Liabilities
Schedule 4.8        --   Certain Business Developments
Schedule 4.8(h)     --   Settlements and Monetary
                                Judgments
Schedule 4.9(a)(i)       --   Contracts
Schedule 4.9(a)(ii)      --   Non-Valid Contracts
Schedule 4.9(c)     --   Investigations Relating to
                                Government Contracts
Schedule 4.9(d)     --   Government Contracts Audits
Schedule 4.9(e)     --   Government Contracts with Cost
                                Overruns
Schedule 4.10(a)    --   Intangible Assets
Schedule 4.10(a)(i)      --   Liens on Intangible Assets
Schedule 4.10(b)         Infringements on Intangible
                                Assets
Schedule 4.10(c)    --   Intangible Assets Licenses
Schedule 4.10(d)    --   Intellectual Property
                                Royalties and Fees
Schedule 4.12(a)    --   Collective Bargaining
Agreements
Schedule 4.12(b)    --   Employee Benefit Plans
Schedule 4.13       --   Litigations
Schedule 4.14       --   Compliance with Law
Schedule 4.17       --   Assets Not Necessary to
                                Conduct Business
Schedule 4.18       --   Environmental Matters
Schedule 4.20       --   Permits
Schedule 4.21       --   Insurance Coverage
Schedule 4.23       --   Bank and Brokerage Accounts
Schedule 5.5        --   Purchaser's Brokers
Schedule 6.12(a)    --   Patents and Registered
                                Trademarks Requiring Name
                                Changes
Schedule 10.9       --   Consents; Permits
Schedule 14.1(a)    --   Excluded Employees

Exhibit A                --   Form of Bargain and Sale Deeds